Form 10-K, Exhibit 13
Cryoport, Inc.
filed 2008-06-30
CIK 1124524

Exhibit 13.1
ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CryoPort, Inc.

We have audited the accompanying consolidated balance sheets of CryoPort, Inc. (the “Company”) as of March 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CryoPort, Inc. at March 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, effective April 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Standards No. 123(R), Share-Based Payment.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception.  These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP
Irvine, California
June 30, 2008

CRYOPORT, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$2,231,031	$264,392
Restricted cash	203,670	-
Accounts receivable, net	21,411	10,172
Inventories	121,952	146,008
Prepaid expenses and other current assets	153,016	15,320
Total current assets	2,731,080	435,892

Fixed assets, net	193,852	38,400
Intangible assets, net	474	4,696
Deferred financing costs, net	325,769	4,699
Other assets	209,714	-

	$3,460,889	$483,687

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$234,298	$306,682
Accrued expenses	95,048	97,227
Accrued warranty costs	29,993	55,407
Accrued salaries and related	138,103	169,537
Convertible notes payable and accrued interest, net of discount of $0 (2008) and $29,638 (2007)	-	96,435
Current portion of convertible notes payable and accrued interest, net of discount of $1,039,844 (2008) and $0 (2007)	902,486	-
Line of credit and accrued interest	115,943	-
Current portion of related party notes payable	150,000	120,000
Current portion of note payable to officer	72,000	45,000
Current portion of note payable	12,000	24,000
Total current liabilities	1,749,871	914,288

Related party notes and accrued interest payable, net of current portion	1,582,084	1,623,841
Convertible notes payable, net of current portion of $1,936,884 (2008) and $0 (2007) and discount of $2,418,513 (2008) and $0 (2007)	-	-
Note payable to officer, net of current portion	129,115	197,950
Note payable, net of current portion	-	35,440

Total liabilities	3,461,070	2,771,519

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value; 125,000,000 shares authorized; 40,928,225 (2008) and 34,782,029 (2007) shares issued and outstanding	40,929	34,782
Additional paid-in capital	13,888,094	7,042,536
Accumulated deficit	(13,929,204)	(9,365,150)
Total stockholders’ deficit	(181)	(2,287,832)

	$3,460,889	$483,687

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended March 31,
	2008	2007

Net sales	$83,564	$67,103

Cost of sales	386,371	176,939

Gross loss	(302,807)	(109,836)

Operating expenses:
Selling, general and administrative expenses	2,550,778	1,899,228
Research and development expenses	166,227	87,857

Total operating expenses	2,717,005	1,987,085

Loss from operations	(3,019,812)	(2,096,921)

Interest Income	50,076	-

Interest expense	(1,592,718)	(227,738)

Loss before income taxes	(4,562,454)	(2,324,659)

Income taxes	1,600	1,600

Net loss	$(4,564,054)	$(2,326,259)

Net loss available to common stockholders per common share:
Basic and diluted loss per common share	$(0.12)	$(0.08)
Basic and diluted weighted average common shares outstanding	39,425,118	30,943,154

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, April 1, 2006	30,081,696	$30,082	$4,858,773	$(7,038,891)	$(2,150,036)

Issuance of common stock for cash, net of issuance costs of $112,372	4,692,000	4,692	897,336	-	902,028

Exercise of warrants for cash	8,333	8	2,492	-	2,500

Fair value of stock options and warrants issued to consultants, employees and directors	-	-	1,177,768	-	1,177,768

Beneficial conversion feature related to issuance of convertible debentures	-	-	106,167	-	106,167

Net loss	-	-	-	(2,326,259)	(2,326,259)

Balance, March 31, 2007	34,782,029	34,782	7,042,536	(9,365,150)	(2,287,832)

Issuance of common stock for cash, net of issuance costs of $89,635	3,652,710	3,653	696,213	-	699,866

Issuance of common stock for conversion of convertible debentures including accrued interest	1,425,510	1,426	602,714	-	604,140

Issuance of common stock to consultants	525,000	525	501,975	-	502,500

Exercise of stock options and warrants for cash	156,250	156	107,344	-	107,500

Cashless exercise of warrants	386,726	387	(387)	-	-

Debt discount related to convertible debentures	-	-	3,845,328	-	3,845,328

Fair value of stock options and warrants issued to consultants, employees and directors	-	-	1,066,885	-	1,066,885

Fair value of warrants issued to lessor	-	-	15,486	-	15,486

Purchase of fixed assets with warrants	-	-	10,000	-	10,000

Net loss	-	-	-	(4,564,054)	(4,564,054)

Balance, March 31, 2008	40,928,225	$40,929	$13,888,094	$(13,929,204)	$(181)

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended March 31, 2008 and 2007

	For The Years Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(4,564,054)	$(2,326,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,298	23,789
Amortization of deferred financing costs	87,706	10,901
Amortization of debt discount	1,214,986	76,529
Stock issued to consultants	402,500	-
Fair value of stock options and warrants issued to consultants, employees and directors	880,765	1,177,768
Changes in operating assets and liabilities:
Accounts receivable	(11,239)	12,134
Inventories	24,056	44,313
Prepaid expenses and other assets	(49,473)	(6,050)
Accounts payable	(72,384)	83,612
Accrued expenses	(2,179)	(14,834)
Accrued warranty costs	(25,414)	(4,125)
Accrued salaries and related	(31,434)	120,295
Accrued interest	284,616	91,668

Net cash used in operating activities	(1,820,250)	(710,259)

Cash flows used in investing activities:
Investment in certificate of deposit	(200,000)	-
Payment of trademark costs	(474)	-
Purchases of fixed assets	(182,054)	-

Net cash used in investing activities	(382,528)	-

Cash flows from financing activities:
Proceeds from borrowings under notes payable	-	92,700
Net proceeds from borrowings under line of credit	115,500	-
Net proceeds from borrowings under convertible notes	3,436,551	120,000
Payment of deferred financing costs	-	(15,600)
Repayment of note payable	(55,000)	-
Repayments of related party notes payable	(90,000)	(122,700)
Repayments of note payable to officer	(45,000)	(9,000)
Proceeds from issuance of common stock, net	699,866	902,028
Proceeds from exercise of options and warrants	107,500	2,500

Net cash provided by financing activities	4,169,417	969,928

Net change in cash and cash equivalents	1,966,639	259,669

Cash and cash equivalents, beginning of year	264,392	4,723

Cash and cash equivalents, end of year	$2,231,031	$264,392

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended March 31, 2008 and 2007

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$5,620	$47,729
Income taxes	$1,600	$1,600

Supplemental disclosure of non-cash activities:

Estimated fair value of common stock issued and warrants granted in connection with consulting agreement	$349,834	$-

Deferred financing costs in connection with convertible debt financing	$408,776	$-

Debt discount in connection with convertible debt financing	$3,845,328	$-

Conversion of debt and accrued interest to common stock	$604,140	$-

Value of warrants issued to lessor	$15,486	$-

Purchase of fixed assets with warrants	$10,000	$-

Cashless exercise of warrants	$387	$-

Conversion of accrued salaries to note payable	$-	$251,950

Beneficial conversion feature for convertible notes	$-	$106,167

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND BUSINESS

Organization

Cryoport, Inc. (the “Company”) was originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990 as a Nevada Corporation.  Upon completion of a Share Exchange Agreement, on March 15, 2005 the Company changed its name to Cryoport, Inc. and acquired all of the issued and outstanding shares of Cryoport Systems, Inc. in exchange for 24,108,105 shares of its common stock (which represented approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction).  Cryoport Systems, Inc, originally formed in 1999 as a California limited liability company and reorganized into a California corporation on December 11, 2000, remains the operating company under Cryoport, Inc.

The principal focus of the Company is to capitalize on servicing the transportation needs of the growing global “biotechnology revolution and provide a newly developed line of one time use dry cryogenic shippers for the transport of biological materials. These materials include live cell pharmaceutical products; e.g., cancer vaccines, diagnostic materials, reproductive tissues, infectious substances and other items that require continuous exposure to cryogenic temperature (less than -150°C).  The Company has historically manufactured and sold a line of reusable cryogenic dry shippers.  These reusable cryogenic dry shippers primarily serve as the vehicles for the development of the cryogenic technology that support the development of the one time use dry cryogenic shippers, the CryoPort Express® One-Way Shipper, but also are essential components of the infrastructure that supports testing and research activities of the pharmaceutical and biotechnology industries.  The Company’s mission is to provide cost effective packaging systems for biological materials requiring, or benefiting from, a cryogenic temperature environment over an extended period of time.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has not generated significant revenues from operations and has no assurance of any future revenues.  The Company generated revenues from operations of only $83,564, incurred a net loss of $4,564,054, and used cash of $1,820,250 in its operating activities during the year ended March 31, 2008.    These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 1 – ORGANIZATION AND BUSINESS, continued

On October 1, 2007, the Company received net proceeds of $3,436,551 from the issuance of convertible debentures (see Note 10).  On May 30, 2008 the Company received additional net proceeds of $870,625 from an additional convertible debenture financing (see Note 14).  As a result of the recent financings, the Company had an aggregate cash and cash equivalents and restricted cash balance of $2,483,127 as of June 26, 2008 which will be used to fund the sales and marketing efforts as well as provide the working capital required for the Company’s launch of the CryoPort Express® One-Way Shipper and is expected to provide the Company with the means for eventual achievement of sustained profitable operations and the ability to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc.  All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from estimated amounts.  The Company’s significant estimates include allowances for doubtful accounts and sales returns, recoverability of long-lived assets, allowances for inventory obsolescence, accrued warranty costs, valuation of deferred tax assets, the value of stock options and warrants, and product liability reserves.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Concentrations of Credit Risk and Customers

Cash

The Company maintains its cash accounts in financial institutions.  Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000.  At March 31, 2008 and 2007, the Company had cash balances of $2,392,350 and $214,469, respectively, which were in excess of the FDIC insurance limit.  The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

Restricted cash

The Company has invested cash in a one year restricted certificate of deposit bearing interest at 4.38% which serves as collateral for borrowings under a line of credit agreement (see Note 8).  At March 31, 2008, the balance in the certificate of deposit was $203,670.

Customers

The Company grants credit to customers within the United States of America and to a limited number of international customers, and does not require collateral.  Sales to international customers are generally secured by advance payments except for a limited number of established foreign customers.  The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company.  Reserves for uncollectible amounts and estimated sales returns are provided based on past experience and a specific analysis of the accounts which management believes are sufficient.  Accounts receivable at March 31, 2008 and 2007 are net of reserves for doubtful accounts and sales returns of approximately $4,700 and $7,000, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

The Company has foreign sales primarily in Europe and Canada.  Foreign sales are primarily under exclusive distribution agreements with international distributors.  During 2008 and 2007, the Company had foreign sales of approximately $10,500 and $32,000, respectively, which constituted approximately 13% and 47% of net sales, respectively.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The majority of the Company’s customers are in the bio-tech, bio-pharmaceutical and life science industries.  Consequently, there is a concentration of receivables within these industries, which is subject to normal credit risk.

Cash and Cash Equivalents

The Company considers highly-liquid investments with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party notes payable, note payable to officer, line of credit, convertible notes payable, accounts payable, accrued expenses and a note payable to a third party.  The carrying value for all such instruments, except the related party notes payable, approximates fair value at March 31, 2008 and 2007.  The difference between the fair value and recorded values of the related party notes payable is not significant.

Inventories

Inventories are stated at the lower of standard cost or current estimated market value.  Cost is determined using the first-in, first-out method.  The Company periodically reviews its inventories and records a provision for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements.  Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories.  Raw Materials, work in process and finished goods include material costs less reserves for obsolete or excess inventories.

Fixed Assets

Fixed assets are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization of fixed assets are provided using the straight-line method over the following useful lives:

Furniture and fixtures	7 years
Machinery and equipment	5-7 years
Leasehold improvements	Lesser of lease term or estimated useful life

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred.  The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in current operations.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Intangible Assets

Patents and Trademarks

Patents and trademarks are amortized using the straight-line method over their estimated useful life of five years.

Long-Lived Assets

The Company’s management assesses the recoverability of its long-lived assets upon the occurrence of a triggering event by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows.  The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management.  At March 31, 2008 and 2007, the Company’s management believes there is no impairment of its long-lived assets.  There can be no assurance however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of its long-lived assets in the future.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable.  Deferred financing costs are being amortized over the term of the financing instrument on a straight-line basis, which approximates the effective interest method.  During the years ended March 31, 2008 and 2007, the Company capitalized deferred financing costs of $408,776 and $15,600, respectively, and amortized deferred financing costs of $87,706 and $10,901 respectively, to interest expense.

Accrued Warranty Costs

Estimated costs of the Company’s standard warranty, included with products at no additional cost to the customer for a period up to one year, are recorded as accrued warranty costs at the time of product sale.  Costs related to servicing the standard warranty are charged to the accrual as incurred.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The following represents the activity in the warranty accrual during the years ended March 31:

	2008	2007
Beginning warranty accrual	$55,407	$59,532
Increase in accrual (charged to cost of sales)	5,625	4,875
Charges to accrual (product replacements and warranty expirations)	(31,039)	(9,000)

Ending warranty accrual	$29,993	$55,407

Revenue Recognition

Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB 104.  The Company recognizes revenue when products are shipped to a customer and the risks and rewards of ownership and title have passed based on the terms of the sale.  The Company records a provision for sales returns and claims based upon historical experience.  Actual returns and claims in any future period may differ from the Company’s estimates.

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. Shipping and handling fees and costs are included in cost of sales.

Advertising Costs

The Company expenses the cost of advertising when incurred as a component of consolidated selling, general and administrative expenses.  During 2008 and 2007, the Company expensed approximately $33,000 and $21,000, respectively, in advertising costs.

Research and Development Expenses

The Company expenses internal research and development costs as incurred.  Third party research and development costs are expensed when the contracted work has been performed.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Stock-Based Compensation

Adoption of SFAS 123(R)

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”) which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which required the application of the accounting standard as of April 1, 2006, the first day of the Company’s fiscal year 2007. The Company’s consolidated financial statements as of and for the years ended March 31, 2008 and 2007 reflect the impact of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s consolidated statements of operations, other than as related to option grants to employees and consultants below the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized in the Company’s consolidated statements of operations for the years ended March 31, 2008 and 2007 included compensation expense for share-based payment awards granted prior to, but not yet vested as of March 31, 2006  based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to March 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

As stock-based compensation expense recognized in the consolidated statements of operations for the years ended March 31, 2008 and 2007 are based on awards ultimately expected to vest, it has been reduced for estimated forfeitures, if any.  SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the years ended March 31, 2008 and 2007 was zero as the Company has not had a significant history of forfeitures and does not expect forfeitures in the future.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the years ended March 31, 2008 and 2007. Prior to the adoption of SFAS 123(R) those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option or warrant exercises.

Plan Description

The Company’s stock option plan provides for grants of incentive stock options and nonqualified options to employees, directors and consultants of the Company to purchase the Company’s shares at the fair value, as determined by management and the board of directors, of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a ten-year term. As of March 31, 2008, the Company is authorized to issue up to 5,000,000 shares under this plan and has 2,511,387 shares available for future issuances.

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company’s stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

	March 31,	March 31,
	2008	2007
Stock options and warrants:
Expected term	5 years	5 years
Expected volatility	228% - 293%	233%-282%
Risk-free interest rate	3.74% - 4.75%	4.75%-4.82%
Expected dividends	N/A	N/A

A summary of employee and director option and warrant activity for the years ended March 31, 2008 and 2007, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Yrs.)	Aggregate Intrinsic Value
Outstanding at April 1, 2006	2,488,613	$0.45	6.45
Granted	1,258,950	$0.76	9.47
Exercised	–	$–
Forfeited	–	$–

Outstanding at March 31, 2007	3,747,563	$0.59	7.46	$1,503,862
Granted	887,800	$0.97	9.77
Exercised	(79,200)	$0.74
Forfeited	–	$–

Outstanding, vested and expected to vest at March 31, 2008	4,556,163	$0.64	7.10	$2,505,375

Exercisable at March 31, 2008	4,456,163	$0.63	7.05	$2,493,375

There were 887,800 warrants and no stock options granted to employees and directors during the year ended March 31, 2008 and 1,258,950 warrants and no stock options granted to employees and directors during the year ended March 31, 2007.  In connection with the warrants granted, the modification of previous options granted, and the vesting of prior options issued, during the years ended March 31, 2008 and 2007, the Company recorded total charges of $742,140 and

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

$1,177,768, respectively, in accordance with the provisions of SFAS 123(R), which have been included in selling, general and administrative expenses for the years ended March 31, 2008 and 2007 in the accompanying consolidated statements of operations.  No employee or director warrants or stock options expired during the years ended March 31, 2007 and 2008.  The Company issues new shares from its authorized shares upon exercise of warrants or options.

In December 2006, the Company modified the expiration dates of 2,488,613 of its employee and director stock options by extending their terms by five years.  In connection with the modification, the Company recorded a charge of $133,759 at the date of the modification in accordance with the provisions of SFAS 123(R), which has been included in selling, general and administrative expenses for the year ended March 31, 2007 in the accompanying consolidated statements of operations.

As of March 31, 2008, there was $105,965 of unrecognized compensation cost related to employee and director stock option compensation arrangements, which is expected to be recognized over the next two years. The total fair value of shares vested during the years ended March 31, 2008 and 2007 was $752,140 and $1,044,009 respectively.

Total intrinsic value of stock options and warrants related to stock based compensation, which were exercised during the year ended March 31, 2008 was $30,284.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company is a subchapter "C" corporation and files a federal income tax return. The Company files separate state income tax returns for California and Nevada.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Basic and Diluted Loss Per Share

The Company has adopted SFAS No. 128, Earnings Per Share.

Basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. Basic and diluted loss per share are the same as the effect of stock options and warrants and convertible debt on loss per share are anti-dilutive and thus not included in the diluted loss per share calculation. The impact under the treasury stock method of dilutive stock options and warrants and the if-converted method of convertible debt would have resulted in weighted average common shares outstanding of 47,835,303 for the period ended March 31, 2008 and 33,941,536 for the period ended March 31, 2007.

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended March 31:

	2008	2007
Numerator for basic and diluted loss per share:
Net loss available to common stockholders	$(4,564,054)	$(2,326,259)

Denominator for basic and diluted loss per common share:
Weighted average common shares outstanding	39,425,118	30,943,154

Net loss per common share available to common stockholders – basic and diluted	$(0.12)	$(0.08)

Convertible Debentures

If the conversion feature of conventional convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”).  A BCF is recorded by the Company as a debt discount pursuant to EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratio,” (“EITF 98-05”) and EITF Issue No. 00-27, “Application of EITF Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”).  In those circumstances, the convertible debt will be recorded net of the discount related to the BCF.  The Company amortizes the discount to interest expense over the life of the debt using the straight-line interest method which approximates the effective amortization method (see Note 10).

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) has issued SFAS No. 157, Fair Value Measurements. This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements.  It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Company adopted FIN 48 effective on April 1, 2007.  The adoption of FIN 48 did not have a material impact on the Company’s consolidated results of operations and financial condition.

On February 15, 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income.  The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The adoption of this pronouncement is not expected to have material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) replaces SFAS No. 141, “Business Combinations”, and is effective for the Company for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) requires the new acquiring entity to recognize all assets acquired and liabilities assumed in the transactions, expense all direct transaction costs and account for the estimated fair value of contingent consideration.  This standard establishes an acquisition-date fair value for acquired assets and liabilities and fully discloses to investors the financial effect the acquisition will have.  The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 requires all entities to report minority interests in subsidiaries as equity in the financial statements, and requires that transactions between entities and noncontrolling interests be treated as equity.  SFAS 160 is effective for the Company as of the beginning of fiscal year 2009.  The adoption of this pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.

NOTE 3 – INVENTORIES

Inventories at March 31, 2008 and 2007 consist of the following:

	2008	2007

Raw materials	$61,342	$61,142
Work in process	5,827	42,950
Finished goods	54,783	41,916

	$121,952	$146,008

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following at March 31:

	2008	2007

Furniture and fixtures	$23,253	$22,982
Machinery and equipment	586,465	437,501
Leasehold improvements	15,131	15,611
	624,84	476,094
Less accumulated depreciation and amortization	(430,997)	(437,694)

	$193,852	$38,400

Depreciation and amortization expense for fixed assets for the years ended March 31, 2008 and 2007 was $36,602 and $19,120, respectively.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of the following at March 31:

	2008	2007
Assets subject to amortization:
Patents and trademarks	$46,742	$46,268
Less accumulated amortization	(46,268)	(41,572)

	$474	$4,696

Amortization expense for intangible assets for the years ended March 31, 2008 and 2007 was $4,696 and $4,669, respectively. All of the Company’s intangible assets are subject to amortization.

Estimated future annual amortization expense pursuant to these intangible assets is as follows:

Years Ending March 31,
2009	$474

NOTE 6 – INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at March 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax asset:
Net operating loss carryforward	$4,207,000	$3,074,000
Accrued expenses and reserves	135,000	86,000
Expenses recognized for granting of options and warrants	606,000	552,000
Total gross deferred tax asset	4,948,000	3,712,000

Less valuation allowance	(4,948,000)	(3,712,000)

	$-	$-

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 6 – INCOME TAXES, continued

The valuation allowance increased during the years ended March 31, 2008 and 2007 by approximately $1,236,000 and $953,000, respectively.  No current provision for income taxes for the years ended March 31, 2008 and 2007 is required, except for minimum state taxes, since the Company incurred taxable losses during such years.

The provision for income taxes for fiscal 2008 and 2007 was $1,600 and $1,600, respectively, and differs from the amount computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

	2008	2007
Computed tax benefit at federal statutory rate	$(1,549,000)	$(790,000)
State income tax benefit, net of federal effect	1,000	(136,000)
Increase in valuation allowance	1,068,000	953,000
Disallowed convertible debenture interest	443,000	-
Other	38,600	(25,400)

	$1,600	$1,600

As of March 31, 2008, the Company had net operating loss carry forwards of approximately $10,500,000 and $10,500,000 for federal and state income tax reporting purposes, respectively, which expire at various dates through 2027 and 2017, respectively.

The utilization of the net operating loss carry forwards might be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of the Company’s continued losses and uncertainties surrounding the realization of the net operating loss carry forwards, the Company has recorded valuation allowances equal to the net deferred tax asset amounts as of March 31, 2008 and 2007.

On April 1, 2007 the Company adopted the provisions of FIN 48. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next twelve month period.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating Leases

On July 2, 2007, the Company entered into a new lease agreement for a building with approximately 11,881 square feet of manufacturing and office space. The lease agreement is for a period of two years with renewal options for three, one-year periods, beginning September 1, 2007.  The lease requires base lease payments of approximately $12,000 per month.  In connection with the lease agreement, the Company issued 10,000 warrants to the lessor at an exercise price of $1.55 per share for a period of two years, valued at $15,486 as calculated using

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 7 – COMMITMENTS AND CONTINGENCIES, continued

the Black Scholes option pricing model.  The assumptions used under the Black-Scholes pricing model included: a risk free rate of 4.75%; volatility of 293%; an expected exercise term of 5 years; and no annual dividend rate. The Company has capitalized and is amortizing the value of the warrants over the life of the lease and the remaining unamortized value of the warrants has been recorded in other long-term assets. As of March 31, 2008, the unamortized balance of the value of the warrants issued to the lessor was $10,074.

As of March 31, 2008, future minimum rental payments required under the existing facility  operating lease are as follows:

Years Ending March 31,	Operating Lease
2009	$ 146,000
2010	$ 63,000

Total rental expense was approximately $155,000 and $63,000 for the years ended March 31, 2008 and 2007, respectively.

Litigation

The Company becomes a party to product litigation in the normal course of business.  The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect on the Company’s consolidated financial condition or results of operations.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions.  The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada.  In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facility.  The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 8 – LINE OF CREDIT

On November 5, 2007, the Company secured financing for a $200,000 one-year revolving line of credit (the “Line”) secured by a $200,000 certificate of deposit with Bank of the West.  All borrowings under the revolving line of credit bear variable interest based on prime less 1%  per annum (totaling 4.25% as of March 31, 2008).  The Company utilizes the funds advanced from the Line for capital equipment purchases to support the launch of the Company’s newly developed product, the CryoPort Express® One-Way Shipper.  As of March 31, 2008, the outstanding balance of the Line was $115,943, including accrued interest expense of $443.  During the year ended March 31, 2008, the Company recorded interest expense of $1,493 related to the Line.

NOTE 9 – NOTES PAYABLE

On May 12, 2006, the Company arranged for short-term financing of $175,000, pursuant to a Loan Agreement and related Secured Promissory Note with Ventana Group, LLC.  Disbursements to the Company under the Loan Agreement were based on achievement of milestones reached towards finalizing a long-term equity financing agreement.  The note was secured by machinery and equipment owned by the Company.  During the year ended March 31, 2007, the Company received $80,000 of funds and recorded $47,729 of interest and financing fees expense pursuant to this Loan Agreement.  Per the terms of the note, on February 22, 2007 the Company paid the total $47,729 interest and financing fees and repaid the $80,000 principal balance of the note.  As of March 31, 2008 and 2007, there were no remaining outstanding balances due under this note.

The Company had a non-interest bearing note payable to a third party for $77,304, which was due in April 2003.  As of March 31, 2008, the remaining unpaid balance was $12,000.  The Company made the final payments on the note of $5,000 in April 2008 and $7,000 in May 2008.

As of March 31, 2008 and 2007, the Company had aggregate principal balances of $1,249,500 and $1,339,500, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the board of directors, representing working capital advances made to the Company from February 2001 through March 2005.  These notes bear interest at the rate of 6% per annum and provide for aggregate monthly principal payments which commenced April 1, 2006 of $2,500, and which increased by an aggregate of $2,500 every six months to the current maximum aggregate payment of $10,000 per month. Any remaining unpaid principal and accrued interest is due at maturity on various dates through March 1, 2015.

Related-party interest expense under these notes was $78,243 and $85,595 for the years ended March 31, 2008 and 2007, respectively.  Accrued interest, which is included in related party notes payable in the accompanying consolidated balance sheets, related to these notes amounted

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 9 – NOTES PAYABLE, continued

to $482,584 and $404,341 as of March 31, 2008 and 2007, respectively.  As of March 31, 2008, the Company had not made the required payments under the related party notes which were due on January 1, February 1, and March 1, 2008.  However, pursuant to the note agreements, the Company has a 120-day grace period to pay missed payments before the notes are in default.  On April 29, 2008, May 30, 2008, and June 27, 2008, the Company paid the January 1, February 1 and March 1 payments respectively, due on these related party notes.  Management expects to continue to pay all payments due prior to the expiration of the 120-day grace periods.

In August 2006, Peter Berry, the Company’s Chief Executive Officer, agreed to convert his deferred salaries to a long-term note payable.  Under the terms of this note, monthly payments of $3,000 have made to Mr. Berry beginning in January 2007.  In January 2008, these payments increased to $6,000 and remain at that amount until the loan is fully paid in December 2010.  Interest of 6% per annum on the outstanding principal balance of the note began to accrue on January 1, 2008 and is being paid on a monthly basis along with the monthly principal payment beginning in January 2008.  For the year ended March 31, 2008, the Company has recorded $3,165 of interest expense related to this note. As of March 31, 2008 and 2007, the total amount of deferred salaries under this arrangement is $201,115 and $242,950, respectively, of which $129,115 and $197,950, respectively, is recorded as a long-term liability in the accompanying consolidated balance sheets.

NOTE 10 – CONVERTIBLE NOTES PAYABLE

In October 2006, the Company entered into an Agency Agreement with a broker to raise capital in a private placement offering of convertible debentures under Regulation D.   From February 2006 through January 2007, the Company received a total of $120,000 under this private placement offering of convertible debenture debt.  Related to the issuance of the convertible debentures, the Company paid commissions to the broker totaling $15,600 which were capitalized as deferred financing costs. During the years ended March 31, 2008 and 2007, the Company amortized $4,699 and $10,901, respectively, of these deferred financing costs to interest expense.

Per the terms of the convertible debenture agreements, the notes had a term of 180 days from issuance and were redeemable by the Company with two days notice.  The notes bore interest at 15% per annum and were convertible into shares of the Company’s common stock at a ratio of 6.67 shares for every dollar of debt converted.  The proceeds of the convertible notes were used in the ongoing operations of the Company.  During the year ended March 31, 2008, the Company converted the full $120,000 of principal balances and $8,857 of accrued interest relating to these convertible debentures into 859,697 shares of common stock at a conversion price of $0.15 per share.  As of March 31, 2008, the remaining balance of these convertible notes and accrued interest was zero. During the years ended March 31, 2008 and 2007, the Company recorded interest expense of $2,784 and $6,073, respectively, related to these notes.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

In connection with the issuance of the convertible debt, the Company recorded a debt discount totaling $106,167 related to the beneficial conversion feature of the notes.  The Company amortized the debt discount using the effective interest method through the maturity dates of the notes.  As of March 31, 2008, the remaining balance of the debt discount was zero.  During the years ended March 31, 2008 and 2007, the Company recorded additional interest expense of  $29,638 and $76,529, respectively, related to the amortization of the debt discount.

On October 1, 2007, the Company issued to four accredited investors Original Issue Discount 8% Senior Secured Convertible Debentures (the “Debentures”) having a principal face amount of $4,707,705 and generating gross proceeds of $4,001,551.  After accounting for commissions, legal and other fees, the net proceeds to the Company totaled $3,436,551.

In accordance with the Convertible Debenture Agreement as amended on February 19, 2008, the principal amount under the Debentures is payable to the investors in 24 monthly redemption payments which commenced on March 31, 2008.  The Company may elect to make principal redemptions in shares of common stock.   If the Company elects to make principal redemptions in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date a principal redemption is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the principal redemption due date.  On March 31, 2008, the Company converted principal redemptions totaling $188,308 into 224,176 shares of registered common stock using the conversion price of $0.84 per share.

At any time, holders may convert the Debentures into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).  On January 31, 2008, $100,000 of Debentures was converted by an investor.  Using the conversion rate of $0.84 per share per the terms of the Debenture, 119,047 shares of registered common stock were issued to the investor.

Quarterly interest payments for these convertible debentures are payable in cash and commenced on January 1, 2008.  The Company may elect to make interest payments in shares of common stock provided, generally, that it is not in default under the Debentures and it has met certain equity conditions prior to the due date of the interest payments.  If the Company elects to make interest payments in common stock, the conversion rate will be the lesser of (a) the Conversion

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date an interest payment is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the interest payment date.  During the year ended March 31, 2008, the Company converted accrued interest payments of $94,154 in January 2008 and $92,821 in March 2008 for a total of $186,975 on the convertible notes into a total of 222,590 shares of common stock using a conversion rate of $0.84 per share.  As of March 31, 2008, the Company had $5,446 accrued interest on the convertible notes included in the accompanying consolidated balance sheet and recorded a total of $192,421 of interest expense related to the face rate of interest in the accompanying consolidated statement of operations for the year ended March 31, 2008.

In connection with the Debenture financing transaction, the Company issued to the investors five-year warrants to purchase 5,604,411 shares of common stock at $0.92 per share and two-year warrants to purchase 1,401,103 shares of common stock at $0.90 per share and warrants to purchase 1,401,103 shares of common stock at $1.60 per share (collectively, the “Warrants”).  The value attributed to these warrants as calculated using the Black Scholes option pricing model was $7,838,791 on the date of issuance.

Under EITF 00-27, the value of the warrants issued to the investors is calculated relative to the total amount of the debt offering.  The relative fair value of the warrants issued to the investors was determined to be $2,941,267, or 62.5% of the total offering.  The relative fair value of the warrants, along with the effective beneficial conversion feature of the debt ($3,557,761) and the face value discount given to the investors ($706,154), totaled in excess of the face amount of the Debentures.  As such, the Company recorded a debt discount equal to the face value of the Debentures of $4,707,705.  The debt discount is being amortized by the Company through the maturity dates of the Debentures.  As of March 31, 2008, the unamortized balance of the debt discount was $3,522,357 of which $1,039,844 represents the current portion and is included in current liabilities in the accompanying consolidated balance sheet as of March 31, 2008.  During the year ended March 31, 2008, the Company recorded additional interest expense of $1,185,348 related to the amortization of the debt discount.

Financing fees of $565,000, including placement agent fees of $440,000 and legal and other fees of $125,000, were paid in cash from the gross proceeds of the Debentures.  Joseph Stevens and Company (“Joseph Stevens”) acted as sole placement agent in connection with the Debenture financing transaction.  Also in connection with the Debenture financing transaction, the Company issued Joseph Stevens three-year warrants to purchase 560,364 shares of the Company’s common stock exerciseable at $0.84 per share.  The value of the warrants issued to Joseph Stevens as calculated using the Black Scholes option pricing model was $525,071.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

The total financing fees of $1,090,071 related to the Debenture financing transaction have been allocated to the equity and debt components of the financing.  The Company has recorded 62.5% of the financing fees ($681,294) as costs related to the issuance of the equity instruments, and as such has netted those amounts against additional paid-in capital as of the date of the financing.  The remaining 37.5% ($408,777) has been recorded as deferred financing costs on the Company’s consolidated balance sheet as of March 31, 2008.  The deferred financing costs are being amortized by the Company through the maturity dates of the Debentures under the effective interest method.  During the year ended March 31, 2008, the Company recorded additional interest expense of $83,007 related to the amortization of the deferred financing fees.

In connection with the Debentures, the Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the principal amounts of the Debentures and exercise of the Warrants.  Pursuant to the registration rights agreement, on November 9, 2007 the Company filed a Registration Statement on Form SB-2.  On January 25, 2008, the registration statement, as amended, became effective with the Securities and Exchange Commission.  Per the terms of the registration rights agreement, following the effective date of the registration statement, the Company may force conversion of the Debentures if the market price of the common stock is at least $2.52 for 30 consecutive days.  The Company may also prepay the Debentures in cash at 120% of the then outstanding principal balance.

On March 31, 2008, the Company issued 224,176 shares of registered common stock for principal redemptions totaling $188,308 and 110,501 common stock shares for March 2008 interest payments totaling $92,821 to the holders of the Debentures using the conversion rate of $0.84.  In April 2008, the Company was notified by the holders that the qualifying equity conditions had not been fully satisfied with relation to the conversion of the principal and interest payments made by the Company on March 31, 2008.  As a result, in April 2008 the Company rescinded and cancelled 140,143 shares of registered common stock for principal redemptions totaling $117,720 and submitted the cash payments in the same amounts to those holders.  Pursuant to a one-time waiver agreement with one of the Debenture holders, the remaining $70,588 of the March 31 principal redemption was adjusted to reflect a one-time conversion rate of $0.70 and, in April 2008 the Company issued the holder 16,807 additional registered shares in consideration.   Also in consideration of a one-time waiver with the Debenture holders, the full amount of the March 31, 2008 interest payments were adjusted to reflect a one-time conversion price of $0.70 and in April 2008 the Company issued the Debenture holders 22,099 additional common stock shares.  As of March 31, 2008, the Company has recorded additional interest expense for the Debentures of $5,446 related to the one-time conversion rate adjustments of the March 31, 2008 principal and interest payments from $0.84 to $0.70.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

On April 30, 2008, the Convertible Debenture Agreement was amended to reflect changes to the monthly redemption of principal and changes to the Warrants issued with the original Debentures.  Under the definitions of the Amendment, the monthly principal redemptions were suspended until August 1, 2008 and the remaining principal due on the Debentures will be paid thereafter on the first date of each month in equal installments through March 27, 2010, the expiration date. Further, the Amendment amends the “Exercise Price” of the Warrants issued under the terms of the Securities Purchase Agreement and related Agreements from $0.90, $0.92 and $1.60 to $0.60. The number of shares to be purchased under each of the Warrants was also adjusted under the terms of this Amendment so that the original dollar amounts to be raised by registrant though the exercise of each of the Warrants will remain the same. This modification to the warrants related to the Debentures will be accounted for by the Company pursuant to EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”  and EITF 06-6 "Debtor's Accounting For a Modification or Exchange of Convertible Debt Instruments" to be included in the Company’s consolidated financial statements as reported in Form 10-Q for June 30, 2008 (see Note 14).

As of March 31, 2008, the principal balance of the Debentures totaled $4,419,397 of which the current portion of $1,936,884 is included in the Company’s current liabilities in the accompanying consolidated balance sheet for March 31, 2007.

The Debentures rank senior to all of the Company’s current and future indebtedness and are secured by substantially all of the Company’s assets.

Future maturities of all notes payable at March 31, 2008 are as follows:

Years Ending March 31,	Convertible Debentures	Note Payable Officer	Related Party Notes	Third Party Note	Total
2009	$1,936,884	$72,000	$150,000	$12,000	$2,170,884
2010	2,482,513	129,115	120,000	-	2,731,628
2011	-	-	120,000	-	120,000
2012	-	-	120,000	-	120,000
2013	-	-	120,000	-	120,000
Thereafter	-	-	619,500	-	619,500
	$4,419,397	$201,115	$1,249,500	$12,000	$5,882,012

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 1 1– COMMON STOCK

In April 2007, the Company issued 375,000 shares of restricted common stock in lieu of fees paid to a consultant.  These shares were issued at a value of $1.02 per share (based on the underlying stock price on the agreement date after a fifteen percent deduction as the shares are restricted) for a total cost of $382,500 which has been included in selling, general and administrative expenses for the year ended March 31, 2008.

In October 2007, the Company engaged the firm of Carpe DM, Inc. to perform the services as the Company’s investor relations and public relations representative for a monthly fee of $7,500 per month.  Pursuant to the terms of this 36 month consulting agreement, the Company issued 150,000 S-8 registered shares at $0.80 per share and a total value of $120,000, and 250,000 fully vested and non-forfeitable warrants at an exercise price of $1.50 per share for a period of two and one-half years, valued at $229,834 as calculated using the Black Scholes option pricing model.  On November 13, 2007, the Company filed the Form S-8 as required by this agreement with the Securities and Exchange Commission. The Company recorded the combined value of $349,834 of the shares and warrants issued as prepaid expense which is being amortized over the life of the services agreement.  As of March 31, 2008, the unamortized balance of the value of the shares and warrants issued to Carpe DM, Inc. was $291,532, and $58,302 has been amortized and included in selling, general and administrative expenses as outside services expense for the year ended March 31, 2008.

During fiscal 2008, the Company issued 156,250 shares of common stock resulting from exercises of stock options and warrants at an average price of $0.69 per share for proceeds of $107,500 and issued 386,726 shares of common stock from exercises of a total of 465,469 cashless warrants. During fiscal 2007, the Company issued 8,333 shares of common stock resulting from exercises of warrants at an average exercise price of $0.30 per share resulting in proceeds of $2,500.

On October 16, 2007, the shareholders approved an increase in the total number of voting common shares authorized to be issued to 125,000,000 shares.

During fiscal 2008, the Company entered into Agency Agreements with a broker to raise funds in private placement offerings of common stock under Regulation D.  In connection with these private placement offerings, the Company sold 3,652,710 shares of common stock at an average price of $0.22 per share resulting in gross proceeds of $789,501 and incurred offering costs of $89,635.

During fiscal 2007, the Company entered into Agency Agreements with a broker to raise funds in private placement offerings of common stock under Regulation D.  In connection with these private placement offerings, the Company sold 4,692,000 shares of common stock at an average price of $0.22 per share resulting in gross proceeds of $1,014,400 and incurred offering costs of $112,372 during the year ended March 31, 2007.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 12 – STOCK OPTIONS AND WARRANTS

Effective October 1, 2002, the Company adopted the 2002 Stock Option Plan (the “2002 Plan”). The stockholders of the Company approved the 2002 Plan on October 1, 2002.  Under the 2002 Plan, incentive stock options and nonqualified options may be granted to officers, employees and consultants of the Company for the purchase of up to 5,000,000 shares of the Company’s common stock. The exercise price per share under the incentive stock option plan shall not be less than 100% of the fair market value per share on the date of grant. The exercise price per share under the non-qualified stock option plan shall not be less than 85% of the fair market value per share on the date of grant. Expiration dates for the grants may not exceed 10 years from the date of grant. The 2002 Plan terminates on October 1, 2012.

No incentive stock options or non-qualified stock options were granted during the years ended March 31, 2008 and 2007.  All options granted have an exercise price equal to the fair market value at the date of grant, vest upon grant or agreed upon vesting schedules and expire five years from the date of grant.  Pursuant to SFAS No. 123, total compensation expense recognized in the years ended March 31, 2008 and 2007 for options issued to consultants in prior years was zero and $222,761 (including a $133,759 charge related to the modification of the option’s expiration dates), respectively. During the year ended March 31, 2008, 50,000 options were exercised.  As of March 31, 2008 and 2007, there were 2,438,613 and 2,488,613 options outstanding, respectively, at an average exercise price of $0.45 per share under the 2002 Plan.  There were no stock options granted subsequent to March 31, 2008. The Company had 2,511,387 options available for grant under the 2002 Plan at March 31, 2008.

From time to time, the Company issues warrants pursuant to various consulting agreements and other compensatory arrangements.

During the year ended March 31, 2008, the Company issued a total of 6,261,375 warrants to purchase shares of the Company’s common stock at an average price of $0.42 per share to 79 individual investors in connection with funds raised in private placement offerings.  The warrants were issued with exercise periods of 18 months originating from the related investment dates.  The expiration dates ranged from December 2007 to October 2009.

In July 2007, the Company issued warrants to purchase a total of 699,438 shares of the Company’s common stock at an average exercise price of $0.29 per share to a broker in connection with funds raised in previous private placement offerings.   These warrants have 5 year terms beginning from the dates of the placement offerings and the expiration dates range from March 2011 to March 2012.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

On July 2, 2007, in connection with the facility lease agreement, the Company issued 10,000 warrants to the lessor, at an exercise price of $1.55 per share for a period of two years, valued at $15,486 as calculated using the Black Scholes option pricing model.  The Company is amortizing the value of the warrants over the life of the lease and the remaining unamortized value of the warrants has been recorded in other long term assets. As of March 31, 2008, the unamortized balance of the value of the warrants issued to the lessor was $10,074 and $5,412 has been included in selling, general and administrative expenses as additional rent expense for the year ended March 31, 2008.

On July 30, 2007, in connection with the purchase of manufacturing equipment, the Company issued 79,208 warrants to the seller at an exercise price of $1.01 per share, with a five year term.  The Company has determined the fair value of the issued warrants, based on the Black-Scholes pricing model, to be $79,926 as of the date of grant of which $10,000 has been recorded as fixed assets as of March 31, 2008 (which approximates the fair market value of the equipment acquired) and $69,926 has been recorded as consulting expense and is included in selling, general and administrative expenses for services performed by the seller for the year ended March 31, 2008.

On August 21, 2007, in connection with the extension of payment terms of outstanding amounts owed, the Company issued 20,000 warrants to First Capital Investors, LLC, at an exercise price of $0.75 per share with a term of two years.  The Company has determined the fair value of the issued warrants, based on the Black Scholes pricing model, to be $14,984 as of the date of grant which has been recorded as consulting and compensation expense and is included in selling, general and administrative expenses for the year ended March 31, 2008.

On October 1, 2007, in connection with the convertible debenture financing transaction, the Company issued to the investors five-year warrants to purchase 5,604,411 shares of common stock at $0.92 per share and two-year warrants to purchase 1,401,103 shares of common stock at $0.90 per share and 1,401,103 shares of common stock at $1.60 per share (see Note 10).

Also in connection with the convertible debenture financing transaction, the Company issued Joseph Stevens and Company three year warrants to purchase 560,364 shares of the Company’s common stock at $0.84 per share (see Note 10).

In October 2007, the Company engaged the firm of Carpe DM, Inc. to perform the services as the Company’s investor relations and public relations representative for a monthly fee of $7,500 per month.  Pursuant to the terms of this 36 month consulting agreement, the Company issued 150,000 S-8 registered shares at $0.80 per share and a total value of $120,000, and 250,000 fully vested and non forfeitable warrants at an exercise price of $1.50 per share for a period of two and one-half years, valued at $229,834 as calculated using the Black Scholes option pricing model.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

The Company has recorded the combined value of $349,834 of the shares and warrants issued as prepaid expense which is being amortized over the life of the services agreement.  As of March 31, 2008, the unamortized balance of the value of the shares and warrants issued to Carpe DM, Inc. was $291,532, and $58,302 has been amortized and included in selling, general and administrative expenses as outside services expense for the year ended March 31, 2008.

During fiscal 2008, the Company issued a total of 887,800 warrants to various board members, advisory board members, employees, and ongoing consultants to purchase shares of the Company’s common stock. The weighted average exercise price of these warrants is $0.97.  The exercise prices of these warrants are equal to the fair values of the Company’s shares as of the dates of each grant.  The Company has determined the aggregate fair value of the issued warrants, based on the Black-Scholes pricing model, to be approximately $858,105 as of the dates of each grant.  The assumptions used under the Black-Scholes pricing model included: a risk free rate ranging from 3.74% to 4.75%; volatility ranging from 229% to 293%; an expected exercise term of 5 years; and no annual dividend rate.  Of this total fair market value of warrants, $742,140 has been recorded as consulting and compensation expense and is included in selling, general and administrative expenses for the year ended March 31, 2008 and $105,965 relates to unvested warrants which will be recognized as the warrants become vested.

During fiscal 2007, the Company issued a total of 1,258,950 warrants to various board members, advisory board members, employees, and ongoing consultants to purchase shares of the Company’s common stock.  The weighted average exercise price of these warrants is $0.76.  The exercise prices of these warrants are equal to the fair values of the Company’s shares as of the dates of each grant.  The Company has determined the aggregate fair value of the issued warrants, based on the Black-Scholes pricing model, to be approximately $955,007 as of the dates of each grant.  The assumptions used under the Black-Scholes pricing model included: a risk free rate ranging from 4.75% to 4.82%; volatility ranging from 233% to 282%; an expected exercise term of 5 years; and no annual dividend rate.  The fair market value of the warrants has been recorded as consulting and compensation expense and is included in selling, general and administrative expenses for the year ended March 31, 2007.

Certain warrants issued in conjunction with fundraising activities contain a cashless exercise provision.  Under the provision, the holder of the warrant surrenders those warrants whose fair market value is sufficient to affect the exercise of the entire warrant quantity.  The warrant holder then is issued shares based on the remaining net warrant and no proceeds are obtained by the Company.  The surrendered warrants are cancelled by the Company in connection with this transaction.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

The following represents a summary of all stock option and warrant activity for the years ended March 31, 2008 and 2007:

	2008		2007
	Options and Warrants	Weighted Average Exercise Price	Options and Warrants	Weighted Average Exercise Price
Outstanding, beginning of year	4,520,021	$0.58	3,632,737	$0.57
Issued	17,174,802	0.77	1,258,950	0.76
Exercised	(621,719)	0.32	(8,333)	0.30
Expired/forfeited	(675,833)	0.96	(363,333)	1.16

Outstanding at end of year	20,397,271	$0.74	4,520,021	$0.58

Exercisable at end of year	20,297,271	$0.74	4,520,021	$0.58

Weighted average exercise price of warrants issued		$0.77		$0.76

The following table summarizes information about stock options and warrants outstanding and exercisable at March 31, 2008:
	Warrants and Options Outstanding			Warrants and Options Exercisable
Exercise Price	Number of Options and Warrants Outstanding And Exercisable	Weighted Average Remaining Contractual Life - Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.05 - $3.50	2,508,878	3.6	$1.54	2,408,878	$1.54
$0.80 - $1.00	8,684,936	4.4	$0.92	8,684,936	$0.92
$0.50 - $0.75	2,126,375	5.6	$0.58	2,126,375	$0.58
$0.04 - $0.30	7,077,082	2.3	$0.27	7,077,082	$0.27
	20,397,271			20,297,271

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 13 – RELATED PARTY TRANSACTIONS

In August 2006, Peter Berry, the Company’s Chief Executive Officer, agreed to convert his deferred salaries to a long-term note payable.  Under the terms of this note, monthly payments of $3,000 have made to Mr. Berry beginning in January 2007.  In January 2008, these payments increased to $6,000 and remain at that amount until the loan is fully paid in December 2010.  During the years ended March 31, 2008 and 2007, note payments totaling $45,000 and $9,000, respectively had been made to Mr. Berry pursuant to this note.  Interest of 6% per annum on the outstanding principal balance of the note began accruing on January 1, 2008 and is paid on a monthly basis along with the monthly principal payment beginning in January 2008.  As of March 31, 2008 and 2007, the total amount of deferred salaries under this arrangement is $201,115 and $242,950, respectively and is recorded as a note payable to officer in the accompanying consolidated balance sheets (see Note 9).

Since June 2005, the Company has retained the legal services of Gary C. Cannon, Attorney at Law, for a monthly retainer fee.  Since that same time, Mr. Cannon has also served as the Company’s Secretary and a member of the Company’s Board of Directors.  In December 2007, Mr. Cannon’s monthly retainer for legal services was increased from $6,500 per month to $9,000 per month.  The total amount paid to Mr. Cannon for retainer fees and out-of-pocket expenses for the years ended March 31, 2008 and 2007 were $88,248 and $78,500, respectively.  Additionally, during fiscal 2008 Mr. Cannon was paid board fees totaling $12,650.  During fiscal year 2008 Mr. Cannon was granted a total of 72,800 warrants with an average exercise price of $0.93 per share, and 117,792 warrants with an average exercise price of $0.76 during fiscal 2007.  All warrants granted to Mr. Cannon were issued with an exercise price which equaled the fair value of the Company’s shares on the grant date.

On October 13, 2006, various shareholders advanced the Company short term, zero interest loans ranging from $2,700 to $5,000 each, totaling $12,700.  In December 2006 and January 2007, these loans were paid in full and have no outstanding balances as of March 31, 2007.

As of March 31, 2008, the Company had aggregate principal balances of $1,249,500 in outstanding unsecured indebtedness owed to five related parties including four former board of directors representing working capital advances made to the Company from February 2001 through March 2005.  These notes bear interest at the rate of 6% per annum and provide for total monthly principal payments which commenced April 1, 2006 of $2,500, and which increased by $2,500 every six months to a maximum of $10,000.  Any remaining unpaid principal and accrued interest is due at maturity on various dates through March 1, 2015.  Related party interest expense under these notes was $78,243 and $85,595 for the years ended March 31, 2008 and 2007, respectively.  Accrued interest, which is included in notes payable in the accompanying balance sheet, related to these notes amounted to $482,584 and $404,341 as of

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 13 – RELATED PARTY TRANSACTIONS, continued

March 31, 2008 and 2007, respectively.  As of March 31, 2008, the Company had not made the required payments under the related-party notes which were due on January 1, February 1, and March 1, 2008.  However, pursuant to the note agreements, the Company has a 120-day grace period to pay missed payments before the notes are in default.  On April 29, 2008, May 30, 2008, and June 27, 2008, the Company paid the January 1, February 1 and March 1 payments respectively, due on these related party notes.  Management expects to continue to pay all payments due prior to the expiration of the 120-day grace periods.  No new borrowings have been made by the Company from these related parties as of June 29, 2008.

NOTE 14 – SUBSEQUENT EVENTS

On April 30, 2008, the Convertible Debenture Agreement was amended to reflect changes to the monthly redemption of principal and changes to the Warrants issued with the original Debentures.  Under the definitions of the Amendment, the monthly principal redemptions were suspended until August 1, 2008 and the remaining principal due on the Debentures will be paid thereafter on the first date of each month in equal installments through March 27, 2010, the expiration date. Further, the Amendment amends the “Exercise Price” of the Warrants issued under the terms of the Securities Purchase Agreement and related Agreements from $0.90, $0.92 and $1.60 to $0.60. The number of shares to be purchased under each of the Warrants was also adjusted under the terms of this Amendment so that the original dollar amounts to be raised by registrant though the exercise of each of the Warrants will remain the same.

Changes to the exercise prices and number of warrants related to the convertible debentures were made according to the following schedule:

	5 Year Warrants	2 Year Warrants	2 Year Warrants	Combined
As Originally Issued:
No. of warrants	5,604,401	1,401,103	1,401,103	8,406,617
Exercise price	$0.92	$0.90	$1.60

As Modified:
No. of warrants	8,593,430	2,101,655	3,736,275	14,431,360
Exercise price	$0.60	$0.60	$0.60

This modification to the warrants related to the Debentures will be accounted for by the Company pursuant to EITF 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”  and EITF 06-6 "Debtor's Accounting For a Modification or Exchange of Convertible Debt Instruments" and included in the Company’s consolidated financial statements as reported in Form 10-Q for June 30, 2008.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 14 – SUBSEQUENT EVENTS, continued

On June 9, 2008, The Company completed the transactions contemplated under a certain Securities Purchase Agreement with an accredited investor providing for the issuance of the Company’s Original Issue Discount 8% Secured Convertible Debentures (“the May Debentures”) having a principal face amount of $1,250,000.  The Company realized gross proceeds of $1,062,500 after giving effect to a 15% discount.  After accounting for commissions and legal and other fees, the net proceeds to the Company totaled $870,625.

The principal amount under the May Debentures is payable in 23 monthly payments of $54,348 beginning January 31, 2009. The Company may elect to make principal payments in shares of common stock.  The Company may elect to make principal and interest payment in shares of common stock provided, generally, that the Company is not in default under the May Debentures and there is then in effect a registration statement with respect to the shares issuable upon conversion of the May Debentures or in payment of interest due thereunder.  If the Company elects to make interest payment in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date an interest payment is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the interest payment date.

At any time, holder may convert the May Debentures into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).

Following the effective date of the registration statement described below, the Company may force conversion of the May Debentures if the market price of the common stock is at least $2.52 for 30 consecutive days. The Company may also prepay the May Debentures in cash at 120% of the then outstanding principal balance.

The May Debentures rank senior to all current and future indebtedness of the Company, with the exception of the Debentures that were issued by the Company in October 2007 which rank senior to the May Debentures.   The May Debentures are secured by substantially all of the assets of the Company.  As part of the transaction, the Company entered into a waiver and subordination agreement with the holders of the Debentures issued in October 2007.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2008 and 2007

NOTE 14 – SUBSEQUENT EVENTS, continued

In connection with the financing transaction, the Company issued to the investor five-year warrants to purchase 1,488,095 shares of the Company’s common stock at $0.92 per share and five-year warrants to purchase 1,488,095 shares of common stock at $1.35 per share (collectively, the “May Warrants”).

The Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the May Debentures and exercise of the Warrants within 45 days after the closing date of the transaction. If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (120 days in the event of a full review by the Securities and Exchange Commission), the Company will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that the Company fails to attain a timely filing or effectiveness, as the case may be, subject to exception as set forth in the registration rights agreement.

National Securities Corporation acted as sole placement agent in connection with the transaction. The Company paid to the placement agent cash in the amount of $116,875 and issued warrants to purchase 148,810 shares of the Company’s common stock at $0.84 per share.

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and based on the investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

In May 2008, Company issued 30,000 shares of restricted common stock in lieu of fees paid to a consultant.  These shares were issued at a value of $0.91 per share (based on the underlying stock price on the agreement date) for total cost of $27,300 which will be reported in selling, general and administrative expenses for the Company in the quarter ended June 30, 2008.

In April 2008, the Company was notified by the Debenture holders that an equity condition had not been met related to the conversion of the March 31, 2008 principal and interest payments.  As a result, the Company rescinded and cancelled 140,143 shares of registered common stock for the related March 31, 2008 principal redemptions totaling $117,720 and submitted the cash payments in the same amounts to those holders.  Pursuant to a one-time waiver agreement with one of the Debenture holders, the remaining $70,588 of the March 31 principal redemption was adjusted to reflect a one-time conversion rate of $0.70 and, in April 2008 the Company issued the holder 16,807 additional registered shares in consideration.   Also in consideration of a one-time waiver with the Debenture holders, the full amount of the March 31, 2008 interest payments were adjusted to reflect a one-time conversion price of $0.70 and in April 2008 the Company issued the Debenture holders 22,099 additional common stock shares.  As of March 31, 2008, the Company has recorded additional interest expense for the Debentures of $5,446 related to the one-time conversion rate adjustments of the March 31, 2008 principal and interest payments from $0.84 to $0.70.