Form 10-K/A, Exhibit 13
period 2008-03-31
Cryoport, Inc.
filed 2008-07-14
CIK 1124524

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

The Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the May Debentures and exercise of the May Warrants within 45 days after the closing date of the transaction. If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (120 days in the event of a full review by the Securities and Exchange Commission), the Company will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that the Company fails to attain a timely filing or effectiveness, as the case may be, subject to exception as set forth in the registration rights agreement.

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