Form 10-K, Exhibit 13
period 2009-03-31
Cryoport, Inc.
filed 2009-07-01
CIK 1124524

EXHIBIT 13.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CryoPort, Inc.

We have audited the accompanying consolidated balance sheets of CryoPort, Inc. (the “Company”) as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CryoPort, Inc. at March 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception and has a working capital deficit of $3,693,015 and a cash and cash equivalents balance of $249,758 at March 31, 2009.  Management has estimated that cash on hand, including cash borrowed under convertible debentures issued in the first quarter of fiscal 2010, will be sufficient to allow the Company to continue its operations only into the third quarter of fiscal 2010.  These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
June 30, 2009

CRYOPORT, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,
ASSETS	2009	2008

Current assets:
Cash and cash equivalents	$249,758	$2,231,031
Restricted cash	101,053	203,670
Accounts receivable, net	2,546	21,411
Inventories	530,241	121,952
Prepaid expenses and other current assets	170,399	153,016
Total current assets	1,053,997	2,731,080

Fixed assets, net	189,301	193,852
Intangible assets, net	264,364	474
Deferred financing costs, net	3,600	325,769
Other assets	61,294	209,714

	$1,572,556	$3,460,889

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$218,433	$234,298
Accrued expenses	90,547	95,048
Accrued warranty costs	18,743	29,993
Accrued salaries and related	206,180	138,103
Convertible notes payable, net of discount of $13,586 (2009) and $0 (2008)	46,414	-
Current portion of convertible debentures payable and accrued interest, net of discount of $662,583 (2009) and $1,039,844 (2008)	3,836,385	902,486
Line of credit and accrued interest	90,310	115,943
Current portion of related party notes payable	150,000	150,000
Current portion of note payable to former officer	90,000	72,000
Current portion of note payable	-	12,000
Total current liabilities	4,747,012	1,749,871

Related party notes and accrued interest payable, net of current portion	1,533,760	1,582,084
Convertible debentures payable, net of current portion of $4,454,424 (2009) and $1,936,884 (2008) and discount of $2,227,205 (2009) and $2,482,513 (2008)	-	-
Note payable to former officer and accrued interest, net of current portion	67,688	129,115
Total liabilities	6,348,460	3,461,070

Stockholders’ deficit:
Common stock, $0.001 par value; 125,000,000 shares authorized; 41,861,941 (2009) and 40,928,225 (2008) shares issued and outstanding	41,863	40,929
Additional paid-in capital	25,816,588	13,888,094
Accumulated deficit	(30,634,355)	(13,929,204)
Total stockholders’ deficit	(4,775,904)	(181)

	$1,572,556	$3,460,889

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended March 31,
	2009	2008

Net sales	$35,124	$83,564

Cost of sales	546,152	386,371

Gross loss	(511,028)	(302,807)

Operating expenses:
Selling, general and administrative expenses	2,387,287	2,550,778
Research and development expenses	297,378	166,227

Total operating expenses	2,684,665	2,717,005

Loss from operations	(3,195,693)	(3,019,812)

Other income (expense):
Interest income	32,098	50,076
Interest expense	(2,693,383)	(1,592,718)
Loss on extinguishment of debt	(10,846,573)	-

Total other expense, net	(13,507,858)	(1,542,642)

Loss before income taxes	(16,703,551)	(4,562,454)

Income taxes	1,600	1,600

Net loss	$(16,705,151)	$(4,564,054)

Net loss available to common stockholders per common share:

Basic and diluted loss per common share	$(0.41)	$(0.12)

Basic and diluted weighted average common shares outstanding	41,238,185	39,425,118

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, April 1, 2007	34,782,029	$34,782	$7,042,536	$(9,365,150)	$(2,287,832)

Issuance of common stock for cash, net of issuance costs of $89,635	3,652,710	3,653	696,213	-	699,866

Issuance of common stock for conversion of convertible debentures including accrued interest	1,425,510	1,426	602,714	-	604,140

Issuance of common stock to consultants	525,000	525	501,975	-	502,500

Exercise of stock options and warrants for cash	156,250	156	107,344	-	107,500

Cashless exercise of warrants	386,726	387	(387)	-	-

Fair value of stock options and warrants issued to consultants, employees and directors	-	-	1,066,885	-	1,066,885

Debt discount related to convertible debentures	-	-	3,845,328	-	3,845,328

Fair value of warrants issued to lessor	-	-	15,486	-	15,486

Purchase of fixed assets with warrants	-	-	10,000	-	10,000

Net loss	-	-	-	(4,564,054)	(4,564,054)

Balance, March 31, 2008	40,928,225	40,929	13,888,094	(13,929,204)	(181)

Issuance of common stock for conversion of convertible debentures including accrued interest	38,906	39	5,407	-	5,446

Cancellation of common stock issued for debt principal reduction	(140,143)	(140)	(117,580)	-	(117,720)

Issuance of common stock for extinguishment of debt	400,000	400	163,600	-	164,000

Change in fair value of warrants issued in connection with debt modifications	-	-	9,824,686	-	9,824,686

Issuance of common stock to consultants	402,238	402	248,700	-	249,102

Exercise of stock options and warrants for cash	82,693	83	3,224	-	3,307

Cashless exercise of warrants	150,022	150	(150)	-	-

Debt discount related to convertible debentures	-	-	991,884	-	991,884

Fair value of stock options and warrants issued to consultants, employees and directors	-	-	808,723	-	808,723

Net loss	-	-	-	(16,705,151)	(16,705,151)

Balance, March 31, 2009	41,861,941	$41,863	$25,816,588	$(30,634,355)	$(4,775,904)

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended March 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(16,705,151)	$(4,564,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,984	41,298
Amortization of deferred financing costs	42,284	87,706
Amortization of debt discount	2,223,116	1,214,986
Stock issued to consultants	249,102	402,500
Fair value of warrants issued to consultants, employees and directors	699,467	880,765
Loss on extinguishment of debt	10,846,573	-
Interest accrued on restricted cash	(6,227)	-
Changes in operating assets and liabilities:
Accounts receivable	18,865	(11,239)
Inventories	(408,289)	24,056
Prepaid expenses and other assets	7,329	(49,473)
Accounts payable	(15,865)	(72,384)
Accrued expenses	(8,101)	(2,179)
Accrued warranty costs	(11,250)	(25,414)
Accrued salaries and related	68,077	(31,434)
Accrued interest	331,616	284,616

Net cash used in operating activities	(2,586,470)	(1,820,250)

Cash flows provided by (used in) investing activities:
Decrease (increase) in restricted cash	108,844	(200,000)
Purchases of intangibles	(49,781)	(474)
Purchases of fixed assets	(58,578)	(182,054)

Net cash provided by (used in) investing activities	485	(382,528)

Cash flows from financing activities:
Proceeds from borrowings under convertible notes	1,122,500	3,436,551
Net proceeds from borrowings under line of credit	-	115,500
Repayment of convertible debt	(117,720)	-
Repayment of line of credit	(25,500)	-
Payment of deferred financing costs	(191,875)	-
Repayment of note payable	(12,000)	(55,000)
Repayments of related party notes payable	(120,000)	(90,000)
Repayments of note payable to officer	(54,000)	(45,000)
Proceeds from issuance of common stock, net	-	699,866
Proceeds from exercise of options and warrants	3,307	107,500

Net cash provided by financing activities	604,712	4,169,417

Net change in cash and cash equivalents	(1,981,273)	1,966,639

Cash and cash equivalents, beginning of year	2,231,031	264,392

Cash and cash equivalents, end of year	$249,758	$2,231,031

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended March 31,
	2009	2008

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$95,360	$5,620
Income taxes	$800	$1,600

Supplemental disclosure of non-cash activities:

Estimated for value of warrants issued to lessor	$-	$15,486

Purchase of fixed assets with warrants	$-	$10,000

Purchase of intangible assets with warrants	$232,964	$-

Warrants issued as deferred financing costs in connection with convertible debt financing	$117,530	$525,071

Debt discount in connection with convertible debt financing	$1,263,586	$3,320,257

Conversion of debt and accrued interest to common stock	$5,446	$604,140

Cancellation of shares issued for debt principal reduction	$117,720	$-

Change in fair value of warrants issued in connection with debt modifications	$9,824,686	$-

Fair value of shares issued in connection with debt modifications	$164,000	$-

Cashless exercise of warrants	$150	$387

Deferred financing costs in accrued expenses	$3,600	$-

Addition of principal due to debt modifications	$1,012,232	$-

See Accompanying Notes to Consolidated Financial Statements.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 1 – ORGANIZATION AND BUSINESS

Organization

CryoPort, Inc. (the “Company”) was originally incorporated under the name G.T.5-Limited (“GT5”) on May 25, 1990 as a Nevada Corporation.  On March 15, 2005 CryoPort Systems, Inc., a California corporation founded in 1999 and incorporated on December 11, 2000, became the primary operating company of GT5 upon completion of a Share Exchange Agreement, whereby GT5 acquired all of the issued and outstanding shares of CryoPort Systems, Inc. in exchange for 24,108,105 shares of the Company’s common stock representing approximately 81% of the total issued and outstanding shares of common stock following the close of the transaction.  In connection with this transaction GT5 changed its name to Cryoport, Inc. CryoPort Systems, Inc. continues today as the operating company under CryoPort, Inc.

The principal focus of the Company is to provide the biotechnology and pharmaceutical industries with a cost effective frozen shipping solution, the CryoPort Express™ System utilizing the Company’s newly developed product line, the CryoPort Express™ Shippers, for the frozen or cryogenic transport of biological materials. These biological materials include live cell pharmaceutical products; e.g., cancer vaccines, diagnostic materials, reproductive tissues, infectious substances and other items that require continuous frozen or cryogenic temperatures (less than -150°C).  The Company has historically designed, manufactured a line of reusable cryogenic dry vapor shippers. The reusable cryogenic dry shippers primarily served as the vehicles for the development of the cryogenic technology that supported the development of the new CryoPort Express™ Shipper.. The Company’s primary mission is to provide reliable and cost effective solutions for the frozen transportation of biological materials in the life sciences industry.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has not generated significant revenues from operations and has no assurance of any future revenues.  The Company generated revenues from operations of only $35,124, incurred a net loss of $16,705,151 including a $10,846,573 loss on debt extinguishment and used cash of $2,586,470 in its operating activities during the year ended March 31, 2009.    In addition, the Company has a working capital deficit of $3,693,015 and has a cash and cash equivalents balance of $249,758 at March 31, 2009.  Currently management has projected that cash on hand, including cash borrowed under the convertible debentures issued in the first quarter of  fiscal 2010, will be sufficient to allow the Company to continue its operations only into the third quarter of fiscal 2010 until more significant

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 1 – ORGANIZATION AND BUSINESS, continued

funding can be secured.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Through June 22, 2009 the Company had raised net proceeds of $906,630 under the Private Placement Debentures. (see Note 10 and Note 14).  As a result of this recent financing, the Company had an aggregate cash and cash equivalents and restricted cash balance of approximately $689,000 as of June 22, 2009 which will be used to fund the working capital required for minimal operations including inventory build as well limited sales efforts to advance the Company’s commercialization of the CryoPort Express™ Shippers until additional capital is obtained. The Company’s management recognizes that the Company must obtain additional capital for the achievement of sustained profitable operations.  Management’s plans include obtaining additional capital through equity and debt funding sources; however, no assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company or that the Company will be successful in its efforts to negotiate extension of its existing debt.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from estimated amounts.  The Company’s significant estimates include the fair value of modified debt, debt discounts, allowances for doubtful accounts and sales returns, recoverability of long-lived assets, allowances for inventory obsolescence, accrued warranty costs, valuation of deferred tax assets, the value of stock options and warrants, and product liability reserves.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Concentrations of Credit Risk and Customers

Cash

The Company maintains its cash accounts in financial institutions.  Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”).  Effective October 3, 2008, the Emergency Economic Stabilization Act of 2008 raised the FDIC deposit coverage limits to $250,000 per owner from $100,000 per owner.  At March 31, 2009 and 2008, the Company had cash balances of $121,042 and $2,392,350, respectively, which were in excess of the FDIC insurance limit.  The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

Restricted cash

The Company has invested cash in a one year restricted certificate of deposit bearing interest at 2.32% which serves as collateral for borrowings under a line of credit agreement (see Note 8).  At March 31, 2009 and 2008, the balance in the certificate of deposit was $101,053 and $203,670, respectively.

Customers

The Company grants credit to customers within the United States of America and to a limited number of international customers, and does not require collateral.  Sales to international customers are generally secured by advance payments except for a limited number of established foreign customers.  The Company generally requires advance or credit card payments for initial sales to new customers.  The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company.  Reserves for uncollectible amounts and estimated sales returns are provided based on past experience and a specific analysis of the accounts which management believes are sufficient.  Accounts receivable at March 31, 2009 and 2008 are net of reserves for doubtful accounts and sales returns of approximately $600 and $4,700, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

The Company has limited foreign sales primarily in Europe, Canada, India and Australia.  Foreign sales are primarily to a small number of customers.  During 2009 and 2008, the Company had foreign sales of approximately $6,500 and $10,500, respectively, which constituted approximately 19% and 13% of net sales, respectively.

The majority of the Company’s customers are in the biotechnology, pharmaceutical and life science industries.  Consequently, there is a concentration of receivables within these industries, which is subject to normal credit risk.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, related party notes payable, note payable to officer, line of credit, convertible notes payable, accounts payable, accrued expenses and a note payable to a third party.  The carrying value for all such instruments, except the related party notes payable, approximates fair value at March 31, 2009 and 2008.  The difference between the fair value and recorded values of the related party notes payable is not significant.

Inventories

Inventories are stated at the lower of standard cost or current estimated market value.  Cost is determined using the standard cost method which approximates the first-in, first-out method.  The Company periodically reviews its inventories and records a provision for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements.  Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories.  Raw materials, work in process and finished goods include material costs less reserves for obsolete or excess inventories.

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

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs.  The Company capitalizes costs of obtaining patents and trademarks which are amortized, using the straight-line method over their estimated useful life of five years.  The Company capitalizes certain costs related to software developed for internal use in accordance with AICPA Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.  Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software which is five years.  Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants using the Black-Scholes option pricing model.

Long-Lived Assets

The Company’s management assesses the recoverability of its long-lived assets upon the occurrence of a triggering event by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows.  The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management.  At March 31, 2009 and 2008, the Company’s management believes there is no impairment of its long-lived assets.  There can be no assurance however, that market conditions will not change or demand for the Company’s products will continue, which could result in impairment of its long-lived assets in the future.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable.  Deferred financing costs are being amortized over the term of the financing instrument on a straight-line basis, which approximates the effective interest method.  During the years ended March 31, 2009 and 2008, the Company capitalized deferred financing costs of $111,273 and $408,776 respectively, and amortized deferred financing costs of $42,284 and $87,706 respectively, to interest expense.  During the year ended March 31, 2009, the Company wrote off unamortized deferred financing costs pursuant to amendments made to convertible notes payable from the resulting debt modifications (see Note 10).

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Accrued Warranty Costs

Estimated costs of the Company’s standard warranty, included with products at no additional cost to the customer for a period up to one year, are recorded as accrued warranty costs at the time of product sale.  Costs related to servicing the standard warranty are charged to the accrual as incurred.

The following represents the activity in the warranty accrual during the years ended March 31:

	2009	2008
Beginning warranty accrual	$29,993	$55,407
Increase in accrual (charged to cost of sales)	750	5,625
Charges to accrual (product replacements and warranty expirations)	(12,000)	(31,039)

Ending warranty accrual	$18,743	$29,993

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

Advertising Costs

The Company expenses the cost of advertising when incurred as a component of selling, general and administrative expenses.  During 2009 and 2008, the Company expensed approximately $61,000 and $33,000, respectively, in advertising costs.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Research and Development Expenses

The Company expenses internal research and development costs as incurred.  Third party research and development costs are expensed when the contracted work has been performed.

Stock-Based Compensation

The Company accounts for share-based payments to employees and directors in accordance with SFAS No. 123(R), Share-Based Payment, (“SFAS 123(R)”). SFAS 123(R) requires all share-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized in the consolidated financial statements based upon their fair values. The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards under SFAS 123(R). Fair value is determined at the date of grant. In accordance with SFAS 123(R), the consolidated financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. The estimated average forfeiture rate for the years ended March 31, 2009 and 2008 was zero as the Company has not had a significant history of forfeitures and does not expect forfeitures in the future.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the years ended March 31, 2009 and 2008.

The Company accounts for equity issuances to non-employees in accordance with Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Plan Description

The Company’s stock option plan provides for grants of incentive stock options and nonqualified options to employees, directors and consultants of the Company to purchase the Company’s shares at the fair value, as determined by management and the board of directors, of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a ten-year term. As of March 31, 2009, the Company is authorized to issue up to 5,000,000 shares under this plan and has 2,511,387 shares available for future issuances.

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

The following table presents the weighted average assumptions used to estimate the per share fair values of stock warrants granted to employees and directors during the years ended March 31, 2009 and 2008:

	March 31,	March 31,
	2009	2008
Stock warrants:
Expected term	5 years	5 years
Expected volatility	201% - 266%	228%-293%
Risk-free interest rate	1.52% - 3.15%	3.74%-4.75%
Expected dividends	N/A	N/A

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

A summary of employee and director option and warrant activity for the years ended March 31, 2009 and 2008, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Yrs.)	Aggregate Intrinsic Value
Outstanding at April 1, 2007	3,747,563	$0. 59	7.46
Granted	887,800	$0.97
Exercised	(79,200)	$0.74
Forfeited	–	$–

Outstanding at March 31, 2008	4,556,163	$0.64	7.10
Granted	917,400	$0.76
Exercised	(232,715)	$0.04
Forfeited	(6,978)	$0.04

Outstanding, vested, and expected to vest at March 31, 2009	5,233,880	$0.69	6.82	$624,724

Exercisable at March 31, 2009	4,683,870	$0.67	6.48	$624,724

There were 917,400 warrants and no stock options granted to employees and directors during the year ended March 31, 2009 and 887,800 warrants and no stock options granted to employees and directors during the year ended March 31, 2008.  In connection with the warrants granted, the modification of previous options granted, and the vesting of prior options issued, during the years ended March 31, 2009 and 2008, the Company recorded total charges of $289,497 and $742,140, respectively, in accordance with the provisions of SFAS 123(R), which have been included in selling, general and administrative expenses for the years ended March 31, 2009 and 2008 in the accompanying consolidated statements of operations.  No employee or director warrants or stock options expired during the years ended March 31, 2009 and 2008.  The Company issues new shares from its authorized shares upon exercise of warrants or options.

As of March 31, 2009 and 2008, there was $287,722 and $105,965, respectively, of unrecognized compensation cost related to employee and director stock option compensation arrangements.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The aggregate intrinsic value for stock options and warrants related to stock based compensation, which were exercised during the years ended March 31, 2009 and 2008 was $203,102 and $30,284, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 (“SFAS No. 109”), Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company is a subchapter "C" corporation and files a federal income tax return. The Company files separate state income tax returns for California and Nevada.

Basic and Diluted Loss Per Share

The Company has adopted SFAS No. 128, Earnings Per Share.

Basic loss per common share is computed by dividing the net loss available to common stockholders by the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. Basic and diluted loss per share are the same as the effect of stock options and warrants and convertible debt on loss per share are anti-dilutive and thus not included in the diluted loss per share calculation. The impact under the treasury stock method of dilutive stock options and warrants and the if-converted method of convertible debt would have resulted in weighted average common shares outstanding of 57,565,246 for the year ended March 31, 2009 and 47,835,303 for the year ended March 31, 2008.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the years ended March 31:

	2009	2008

Numerator for basic and diluted loss per share:
Net loss available to common stockholders	$(16,705,151)	$(4,564,054)

Denominator for basic and diluted loss per common share:
Weighted average common shares outstanding	41,238,185	39,425,118

Net loss per common share available to common stockholders – basic and diluted	$(0.41)	$(0.12)

Convertible Debentures

If the conversion feature of conventional convertible debt provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”).  A BCF is recorded by the Company as a debt discount pursuant to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratio, (“EITF 98-05”) and EITF Issue No. 00-27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments (“EITF 00-27”).  In those circumstances, the convertible debt will be recorded net of the discount related to the BCF.  The Company amortizes the discount to interest expense over the life of the debt using the effective interest method which approximates the straight-line amortization method (see Note 10).

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157 (“SFAS No. 157”), Fair Value Measurements.  SFAS No. 157 establishes a framework for measuring fair value and expands disclosure about fair value measurements.  Specifically, this standard establishes that fair value is a market-based measurement, not an entity specific measurement.  As such, the value measurement should be determined based on assumptions the market participants would use in pricing an asset or liability.  The expanded disclosures include disclosure of the inputs used to measure fair value and the effect of certain of the measurements on earnings for the period.  SFAS No. 157 was effective for fiscal years beginning after November 15, 2007.  FASB Staff Position No. FAS 157-2 (“FSP 157-2”), Effective Date of FASB Statement No. 157 was issued in

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

February 2008.  FSP 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value at least once a year, to fiscal years beginning after November 15, 2008, and for interim periods within those fiscal years. The adoption of SFAS No. 157 related to financial assets and liabilities did not have a material effect on the Company’s consolidated financial statements.  The Company is currently evaluating the impact, if any, that SFAS No. 157 may have on its future consolidated financial statements related to non-financial assets and liabilities.

In October 2008, the FASB issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP No. 157-3”). FSP No. 157-3 clarifies the application of SFAS No. 157 in a market that is not active, and provides an illustrative example intended to address certain key application issues. FSP No. 157-3 is effective immediately, and applies to the Company’s March 31, 2009 financial statements. The Company has concluded that the application of FSP No. 157-3 did not have a material impact on its consolidated financial statements as of and for the year ended March 31, 2009.

In June 2008, the Emerging Issues Task Force of the FASB published EITF Issue No. 07-5, Determining Whether an Instrument is Indexed to an Entity’s Own Stock (“EITF No. 07-5”) to address concerns regarding the meaning of “indexed to an entity’s own stock” contained in FASB Statement 133, Accounting for Derivative Instruments and Hedging Activities . This related to the determination of whether a free-standing equity-linked instrument should be classified as equity or liability. If an instrument is classified as liability, it is valued at fair value, and this value is re-measured on an ongoing basis, with changes recorded in earnings in each reporting period. EITF No. 07-5 is effective for years beginning after December 15, 2008 and earlier adoption is not permitted. Although EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact of EITF No. 07-5 on its consolidated financial statements, but it believes that certain factors of its convertible debentures and warrants that have been previously classified as equity may require liability treatment.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

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

In November 2007, the Emerging Issues Task Force issued EITF Issue 07-01 (“EITF 07-01”), “Accounting for Collaborative Arrangements”.  EITF 07-01 requires collaborators to present the results of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable generally accepted accounting principles in the United States (“GAAP”) or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational, and consistently applied accounting policy election. Further, EITF 07-01 clarified that the determination of whether transactions within a collaborative arrangement are part of a vendor-customer (or analogous) relationship subject to Issue 01-9, “Accounting for Consideration Given by a Vendor to a Customer”. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 3 – INVENTORIES

Inventories at March 31, 2009 and 2008 consist of the following:

	2009	2008

Raw materials	$350,021	$61,342
Work in process	7,253	5,827
Finished goods	172,967	54,783

	$530,241	$121,952

NOTE 4 – FIXED ASSETS

Fixed assets consist of the following at March 31:

	2009	2008

Furniture and fixtures	$23,253	$23,253
Machinery and equipment	640,748	586,465
Leasehold improvements	19,426	15,131
	683,427	624,849
Less accumulated depreciation and amortization	(494,126)	(430,997)

	$189,301	$193,852

Depreciation and amortization expense for fixed assets for the years ended March 31, 2009 and 2008 was $63,129 and $36,602, respectively.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 5 – INTANGIBLE ASSETS

Intangible assets are comprised of patents and trademarks and software developed for internal uses.  The gross book values and accumulated amortization as of  March 31, 2009 and  2008 were as follows:

	2009	2008

Patents and trademarks	$47,375	$46,742
Software	282,112	-
	329,487	46,742
Less accumulated amortization	(65,123)	(46,268)

	$264,364	$474

Amortization expense for intangible assets for the years ended March 31, 2009 and 2008 was $18,855 and $4,696, respectively. All of the Company’s intangible assets are subject to amortization.

Estimated future annual amortization expense pursuant to these intangible assets is as follows:

Years Ending March 31,	Patents and Trademarks	Software	Total Intangibles

2010	$660	$56,400	$57,060
2011	392	56,400	56,792
2012	-	56,400	56,400
2013	-	56,400	56,400
2014	-	37,712	37,712

	$1,052	$263,312	$264,364

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 6 – INCOME TAXES

The tax effects of temporary differences that give rise to deferred taxes at March 31, 2009 and 2008 are as follows:

	2009	2008

Deferred tax asset:
Net operating loss carryforward	$5,031,000	$4,207,000
Accrued expenses and reserves	178,000	135,000
Expenses recognized for granting of options and warrants	862,000	606,000
Total gross deferred tax asset	6,071,000	4,948,000

Less valuation allowance	(6,071,000)	(4,948,000)

	$-	$-

The valuation allowance increased during the years ended March 31, 2009 and 2008 by approximately $1,123,000 and $1,236,000, respectively.  No current provision for income taxes for the years ended March 31, 2009 and 2008 is required, except for minimum state taxes, since the Company incurred taxable losses during such years.

The provision for income taxes for fiscal 2009 and 2008 was $1,600 and $1,600, respectively, and differs from the amount computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following:

	2009	2008
Computed tax benefit at federal statutory rate	$(5,679,000)	$(1,549,000)
State income tax benefit, net of federal effect	1,000	1,000
Non deducible extinguishment of debt	3,688,000	-
Increase in valuation allowance, net of federal effect	955,000	1,068,000
Disallowed convertible debenture interest	770,000	443,000
Other	266,600	38,600
	$1,600	$1,600

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 6 – INCOME TAXES, continued

As of March 31, 2009, the Company had net operating loss carry forwards of approximately $12,600,000 and $12,600,000 for federal and state income tax reporting purposes, respectively, which expire at various dates through 2028.

The utilization of the net operating loss carry forwards might be limited due to restrictions imposed under federal and state laws upon a change in ownership. The amount of the limitation, if any, has not been determined at this time. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. As a result of the Company’s continued losses and uncertainties surrounding the realization of the net operating loss carry forwards, the Company has recorded valuation allowances equal to the net deferred tax asset amounts as of March 31, 2009 and 2008.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Operating Leases

On July 2, 2007, the Company entered into a new lease agreement for a building with approximately 11,881 square feet of manufacturing and office space. The lease agreement is for a period of two years with renewal options for three, one-year periods, beginning September 1, 2007.  The lease requires base lease payments of approximately $13,000 per month plus operating expenses.  In connection with the lease agreement, the Company issued 10,000 warrants to the lessor at an exercise price of $1.55 per share for a period of two years, valued at $15,486 as calculated using the Black-Scholes option pricing model.  The assumptions used under the Black-Scholes pricing model included: a risk free rate of 4.75%; volatility of 293%; an expected exercise term of 5 years; and no annual dividend rate. The Company has capitalized and is amortizing the value of the warrants over the life of the lease and the remaining unamortized value of the warrants has been recorded in other long-term assets. As of March 31, 2009 and 2008, the unamortized balance of the value of the warrants issued to the lessor was $2,970 and $10,074, respectively.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 7 – COMMITMENTS AND CONTINGENCIES

As of March 31, 2009, future minimum rental payments required under the existing facility operating lease are as follows:

Years Ending March 31,	Operating Lease
2010	$65,000

Total rental expense was approximately $183,000 and $155,000 for the years ended March 31, 2009 and 2008, respectively.

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

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 8 – LINE OF CREDIT

On November 5, 2007, the Company secured financing for a $200,000 one-year revolving line of credit (the “Line”) secured by a $200,000 Certificate of Deposit with Bank of the West. On November 6, 2008, the Company secured a one-year renewal of the Line for a reduced amount of $100,000 which is secured by a $100,000 Certificate of Deposit with Bank of the West. All borrowings under the revolving line of credit bear variable interest based on the prime rate plus 1% per annum (totaling 4.25% as of March 31, 2009). The Company utilizes the funds advanced from the Line for capital equipment purchases to support the launch of the Company’s newly developed product, the CryoPort Express™ One-Way Shipper. As of March 31, 2009 and 2008, the outstanding balance of the Line was $90,310 and $115,943, respectively, including accrued interest of $334 and $443, respectively.  During the years ended March 31, 2009 and 2008, the Company made payments against the Line of $25,500 and zero respectively, and recorded interest expense of $3,099 and $1,493, respectively, related to the Line.  No funds were drawn against the Line during the year ended March 31, 2009 and $120,000 was drawn against the Line during the year ended March 31, 2008.

NOTE 9 – NOTES PAYABLE

The Company had a non-interest bearing note payable to a third party for $77,304, which was due in April 2003.  The Company made the final payments on the note of $5,000 in April 2008 and $7,000 in May 2008.  As of March 31, 2009 and 2008, the remaining unpaid balance was zero and $12,000, respectively.

As of March 31, 2009 and 2008, the Company had aggregate principal balances of $1,129,500 and $1,249,500, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the board of directors, representing working capital advances made to the Company from February 2001 through March 2005.  These notes bear interest at the rate of 6% per annum and provide for aggregate monthly principal payments which commenced April 1, 2006 of $2,500, and which increased by an aggregate of $2,500 every six months to the current maximum aggregate payment of $10,000 per month. Any remaining unpaid principal and accrued interest is due at maturity on various dates through March 1, 2015.

Related-party interest expense under these notes was $71,676 and $78,243 for the years ended March 31, 2009 and 2008, respectively.  Accrued interest related to these notes, which is included in related party notes payable in the accompanying consolidated balance sheets, amounted to $554,260 and $482,584 as of March 31, 2009 and 2008, respectively.  As of March 31, 2009, the Company had not made the required payments under the related party notes which were due on January 1, February 1, and March 1, 2009.  However, pursuant to the note agreements, the Company has a 120-day grace period to pay missed payments before the notes are in default.  On April 29, 2009, May 30, 2009, and June 26, 2009, the Company paid the January 1, February 1 and March 1 payments respectively, due on these related party notes.  Management expects to continue to pay all payments due prior to the expiration of the 120-day grace periods.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 9 – NOTES PAYABLE, continued

In August 2006, Peter Berry, the Company’s former Chief Executive Officer, agreed to convert his deferred salaries to a long-term note payable. Under the terms of this note, the Company began to make monthly payments of $3,000 to Mr. Berry in January 2007. In January 2008, these monthly payments increased to $6,000 and will remain at that amount until the loan is fully paid in December 2010. Interest of 6% per annum on the outstanding principal balance of the note began to accrue on January 1, 2008.  As of March 31, 2009 and 2008, the total amount of deferred salaries and accrued interest under this arrangement was $157,688 and $201,115, respectively, of which $67,688 and $129,115, respectively is recorded as a long-term liability in the accompanying consolidated balance sheets.  Interest expense related to this note was $10,573 and $3,165, respectively for the years ended March 31, 2009 and 2008.  Accrued interest related to this note payable amounted to $13,738 and $3,165 at March 31, 2009 and 2008, respectively, and is included in the note payable to officer in the accompanying consolidated balance sheets. In January 2009, Mr. Berry agreed to defer the monthly payments of the note due from January 31, 2009 through June 30, 2009. As of March 31, 2009 these unpaid payments totaled $18,000 and are included in the current liability portion of the note payable in the accompanying consolidated balance sheet.  Mr. Berry resigned his position as Chief Executive Officer in February 2009, however remains a director on the Board and continues to work as a consultant for the Company.

NOTE 10 – CONVERTIBLE NOTES PAYABLE

October 2006 Debentures

In October 2006, the Company entered into an Agency Agreement with a broker to raise capital in a private placement offering of convertible debentures under Regulation D.   From February 2006 through January 2007, the Company received a total of $120,000 under this private placement offering of convertible debenture debt.  Related to the issuance of the convertible debentures, the Company paid commissions to the broker totaling $15,600 which were capitalized as deferred financing costs. During the years ended March 31, 2009 and 2008, the Company amortized zero and $4,699, respectively, of these deferred financing costs to interest expense.

Per the terms of the convertible debenture agreements, the notes had a term of 180 days from issuance, bore interest at 15% per annum and were convertible into shares of the Company’s common stock at a ratio of 6.67 shares for every dollar of debt converted.  The proceeds of the convertible notes were used in the ongoing operations of the Company.  During the year ended March 31, 2008, the Company converted the full $120,000 of principal balances and $8,857 of accrued interest relating to these convertible debentures into 859,697 shares of common stock at a conversion price of $0.15 per share.  As of March 31, 2009 and 2008, the balance of these convertible notes and accrued interest was zero. During the years ended March 31, 2009 and 2008, the Company recorded interest expense of zero and $2,784, respectively, related to these notes.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

In connection with the issuance of the convertible debt, the Company recorded a debt discount totaling $106,167 related to the beneficial conversion feature of the notes.  The Company amortized the debt discount using the effective interest method through the maturity dates of the notes.  As of March 31, 2009 and 2008, the remaining balance of the debt discount was zero.  During the years ended March 31, 2009 and 2008, the Company recorded additional interest expense of zero and $29,638, respectively, related to the amortization of the debt discount.

October 2007 Debentures

On October 1, 2007, the Company issued to BridgePointe Master Fund, Ltd. and the Enable Funds (the “October 2007 Debenture Holders”), Original Issue Discount 8% Senior Secured Convertible Debentures (the “October 2007 Debentures”) having a principal face amount of $4,707,705 and generating gross proceeds of $4,001,551.  After accounting for commissions, legal and other fees, the net proceeds to the Company totaled $3,436,551.

Original Terms, as amended in February 2008:

In accordance with the Convertible Debenture Agreement as amended on February 19, 2008, the principal amount under the October 2007 Debentures is payable to the investors in 24 monthly redemption payments which commenced on March 31, 2008.  The principal payments have subsequently been adjusted according to the terms of the January Amendment discussed in further detail below.  The Company may elect to make principal redemptions in shares of common stock.   If the Company elects to make principal redemptions in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date a principal redemption is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the principal redemption due date.

At any time, holders may convert the Debentures into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).  During fiscal 2009 the conversion price was subsequently reset to $0.51 as a result of the January Amendment discussed in further detail below.

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

For The Years Ended March 31, 2009 and 2008

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

In connection with the Debenture financing transaction, the Company issued to the investors five-year warrants to purchase 5,604,411 shares of common stock at $0.92 per share and two-year warrants to purchase 1,401,103 shares of common stock at $0.90 per share and warrants to purchase 1,401,103 shares of common stock at $1.60 per share (collectively, the “October 2007 Warrants”).  The value attributed to these warrants as calculated using the Black-Scholes option pricing model was $7,838,791 on the date of issuance. The valuation of the October 2007 Warrants have been affected by the debt restructurings as the result of subsequent amendments to the October 2007 Debentures as discussed further below.

Under EITF 00-27, the value of the warrants issued to the investors is calculated relative to the total amount of the debt offering.  The relative fair value of the warrants issued to the investors was determined to be $2,941,267, or 62.5% of the total offering.  The relative fair value of the warrants, along with the effective beneficial conversion feature of the debt ($3,557,761) and the face value discount given to the investors ($706,154), totaled in excess of the face amount of the Debentures.  As such, the Company recorded a debt discount equal to the face value of the Debentures of $4,707,705.  The debt discount is being amortized by the Company through the maturity dates of the Debentures.  The debt discount has been affected by the debt restructurings as a result of subsequent amendments to the October 2007 Debentures discussed in further detail below.

Financing fees of $565,000, including placement agent fees of $440,000 and legal and other fees of $125,000, were paid in cash from the gross proceeds of the Debentures.  Joseph Stevens and Company (“Joseph Stevens”) acted as sole placement agent in connection with the Debenture financing transaction.  Also in connection with the Debenture financing transaction, the Company issued Joseph Stevens three-year warrants to purchase 560,364 shares of the Company’s common stock exercisable at $0.84 per share.  The value of the warrants issued to Joseph Stevens as calculated using the Black-Scholes option pricing model was $525,071.

The total financing fees of $1,090,071 related to the Debenture financing transaction were allocated to the equity and debt components of the financing.  The Company recorded 62.5% of the financing fees ($681,294) as costs related to the issuance of the equity instruments, and as such has netted those amounts against additional paid-in capital as of the date of the financing.  The remaining 37.5% ($408,777) was recorded as deferred financing costs on the Company’s consolidated balance sheet as of March 31, 2008, and amortized by the Company through the maturity dates of the Debentures under the effective interest method.  The deferred financing fees were affected by the debt restructure as a result of the April 2008 Amendment discussed in further detail below.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

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

April 2008 Amendment:

On April 30, 2008, the October 2007 Convertible Debenture Agreement was amended to reflect changes to the monthly redemption of principal and changes to the October 2007 Warrants issued with the original October 2007 Debentures.  Under the terms of the April 30, 2008 Amendment (the “April Amendment”), the monthly principal redemptions were suspended until August 1, 2008 and the remaining principal due on the October 2007 Debentures were to be paid thereafter on the first date of each month in equal installments through March 27, 2010, the expiration date. Further, the April Amendment changed the exercise price of the October 2007 Warrants issued under the terms of the Securities Purchase Agreement and related Agreements from $0.90, $0.92 and $1.60 to $0.60 each. The number of shares to be purchased under each of the October 2007 Warrants was also adjusted under the terms of the April Amendment so that the original dollar amounts to be raised by the Company through the exercise of each of the October 2007 Warrants remained the same.  As a result, the number of shares to be purchased under the October 2007 Warrants increased by 6,024,743 from 8,406,617 to 14,431,360.

The April Amendment to the October 2007 Debentures has been accounted for by the Company as an extinguishment of debt in accordance with EITF Issue No. 96-19 (“EITF Issue No. 96-19”), Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and EITF Issue No. 06-6 (“EITF Issue No. 06-6”), Debtor's Accounting For a Modification or Exchange of Convertible Debt Instruments.  The Company determined that the net present value of the cash flows under the terms of the April Amendment was more than 10 percent different from the present value of the remaining cash flows under the terms of the original October 2007 Debentures agreement.  Due to the substantial difference, the Company determined an extinguishment of debt had occurred with the April Amendment.  Accordingly, the Company

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

recorded the amended October 2007 Debentures at their fair value of $1,805,668 at the date of extinguishment.  The difference between the fair value of the amended October 2007 Debentures and the carrying value of the original October 2007 Debentures at the date of debt extinguishment amounting to $732,400 was recorded as part of the loss on debt extinguishment for the year ended March 31, 2009.

As a result of the April Amendment, unamortized deferred financing costs of $312,197 arising from the original issuance of the October 2007 Debentures were written off and were included in the loss on debt extinguishment for the year ended March 31, 2009.  There were no debt issuance costs incurred in connection with the April Amendment.

A debt discount of $2,643,192 was recorded in connection with the debt extinguishment from April Amendment to the October 2007 Debentures.  The debt discount was amortized monthly based on the maturity dates of the October 2007 Debentures until affected by the August 2008 Amendment discussed in further detail below.

The increase in value of the October 2007 Warrants arising from the change in conversion price and the additional number of warrants issued of $5,858,344 has been accounted for as a payment to the debt holders in connection with the debt extinguishment and included in the loss on debt extinguishment for the year ended March 31, 2009.

The total loss on extinguishment of debt recorded by the Company as a result of changes to the October 2007 Debentures from the April Amendment discussed above totaled $6,902,941 which is included in the loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended March 31, 2009.

August 2008 Amendment:

On August 29, 2008, the Company entered into an “Amendment to Debentures, Agreement and Waiver” (the “August Amendment”) with October 2007 Debenture Holders, to amend the October 2007 Convertible Debenture. The August Amendment waived quarterly interest payments that would otherwise have been due on October 1, 2008 and January 1, 2009 and defers the monthly redemption dates from July 31, 2008 through November 30, 2008  to commence upon December 31, 2008, and terminating upon full redemption of the October 2007 Debentures. In consideration for entering into the August Amendment, the outstanding principal amount of the October 2007 Debentures was increased to an amount equal to 115% of the sum of (i) the outstanding principal amount of as of August 29, 2008, the date of the August Amendment, plus (ii) an amount equal to the additional amount of interest that would have accrued on the October 2007 Debenture from July 1, 2008 through December 31, 2008. There were no changes to the warrants related to the October 2007 Debentures as a result of the August Amendment.  Based on the terms of the August Amendment, the principal balances of the October 2007 Debentures increased by $866,202 to $5,285,599.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

The August Amendment to the October 2007 Debentures has been accounted for by the Company as an extinguishment of debt in accordance with EITF Issue No. 96-19 and EITF Issue No. 06-6.  The Company determined that the net present value of the cash flows under the terms of the August Amendment was more than 10 percent different from the present value of the remaining cash flows under the terms of the October 2007 Debentures agreement as previously amended in April 2008.  Due to the substantial difference, the Company determined an extinguishment of debt had occurred with the August Amendment.  Accordingly, the Company recorded the amended October 2007 Debentures at their fair value of $2,203,086 at the date of extinguishment.  The difference between the fair value of the amended October 2007 Debentures and the carrying value of the original October 2007 Debentures at the date of debt extinguishment amounting to $91,728 was recorded as an offset against the loss on debt extinguishment for the year ended March 31, 2009.

A debt discount of $3,082,511 was recorded in connection with the debt extinguishment from August Amendment to the October 2007 Debentures which includes $117,851 related to the interest that would have accrued from September to December 2008.  This portion of the debt discount was amortized through December 2008, while the remaining $2,964,660 of the debt discount is being amortized monthly based on the maturity dates of the October 2007 Debentures until affected by the January 2009 Amendment discussed in further detail below.

January 2009 Amendment:

Effective January 27, 2009, the October 2007 and May 2008 Convertible Debenture Agreements (see below) were amended to reflect changes to the monthly redemptions of principal, the quarterly payments of interest and changes to the October 2007 and May 2008 Warrants related to the original October 2007 and May 2008 Debentures.  Under the terms of the January 27, 2009 Amendment (the “January Amendment”), the “Conversion Price” of the debentures was reset from $0.84 to $0.51, monthly principal redemptions were deferred until August 1, 2009 and the remaining principal due on each of the debentures will be paid thereafter on the first date of each month in twelve equal installments through July 1, 2010, the amended maturity date.  During the deferral period interest payments due from January 1, 2009 through July 1, 2009 may be paid monthly by the Company in common stock shares at a conversion rate of $0.40 given that it has met certain equity conditions prior to the due date of the interest payments.  If the equity conditions are not met, the Company may add the monthly interest payment to the principal balance of the debenture.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

Further, the January Amendment reset the “Exercise Price” of the October 2007 and May 2008 Warrants issued in connection with the October 2007 and May 2008 Debentures Agreements and related agreements from the then current exercise prices of $0.60, $0.92 and $1.35 to $0.60 and extended the expiration dates of the October 2007 warrants to January 1, 2014. The number of shares to be purchased under the October 2007 and May 2008 warrants were proportionately increased under the terms of the amendments so that the original dollar amounts to be raised by registrant though the exercise of each of the warrants and the proportional number of warrants issued to each Debenture Holder remained the same.   As a result, the number of common stock shares to be purchased under the October 2007 Warrants increased by 2,851,897 to 17,283,257.

Under the terms of the January Amendment, in February 2009, the Company issued a total of 320,800 restricted common shares valued at $131,528 to the October 2007 Debenture Holders.

The January Amendment to the October 2007 Debentures has been accounted for by the Company as an extinguishment of debt in accordance with EITF Issue No. 96-19 and EITF Issue No. 06-6.  The Company determined that the net present value of the cash flows under the terms of the January Amendment was more than 10 percent different from the present value of the remaining cash flows under the terms of the original October 2007 Debentures agreement.  Due to the substantial difference, the Company determined an extinguishment of debt had occurred with the January Amendment.  Accordingly, the Company recorded the amended October 2007 Debentures at their fair value of $2,733,557 as of January 27, 2009, the date of extinguishment.  The decrease in the fair value of the amended October 2007 Debentures from the carrying value of the amended October 2007 Debentures at the date of debt extinguishment amounting to $367,557 was recorded as an offset to the total loss on debt extinguishment. A new debt discount of $2,552,042 was recorded in connection with the debt extinguishment from the January Amendment to the October 2007 Debentures.  The debt discount is being amortized through the July 1, 2010 amended maturity dates of the October 2007 Debentures.

The increase in value of the October 2007 Warrants arising from the change in conversion price and the additional number of warrants issued of $2,874,314 has been accounted for as a payment to the debt holders in connection with the debt extinguishment and included in the loss on debt extinguishment for the year ended March 31, 2009.  In addition the fair value of the 320,800 shares issued to the October 2007 Debenture holders totaled $131,528 and has been accounted for as a payment to the debt holders in connection with the debt extinguishment and included in the loss on debt extinguishment for the year ended March 31, 2009.

The total loss on extinguishment of debt recorded by the Company as a result of changes to the October 2007 Debentures from the January Amendment discussed above totaled $2,638,285 which is included in the loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended March 31, 2009.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

Principal and interest:

On January 31, 2008, $100,000 of the October 2007 Debentures was converted by an investor.  Using the conversion rate of $0.84 per share per the terms of the Debenture, 119,047 shares of registered common stock were issued to the investor.

On March 31, 2008, the Company converted principal redemptions totaling $188,308 into 224,176 shares of registered common stock and interest payments of $92,821 into 110,501 shares of common stock using the conversion rate of $0.84.

In April 2008, the Company rescinded and cancelled 140,143 shares of registered common stock for principal redemptions of the October 2007 Debentures totaling $117,720 and submitted the cash payments in the same amounts to those holders.  Pursuant to a one-time waiver of certain equity conditions, the remaining $70,588 of the March 31 principal redemption was adjusted to reflect a one-time conversion rate of $0.70 and, in April 2008 the Company issued the holder 16,807 additional registered shares in consideration.   In addition, the March 31, 2008 interest payments were adjusted to reflect a one-time conversion price of $0.70 and in April 2008 the Company issued the October 2007 Debenture holders 22,099 additional common stock shares.  The additional interest expense for the October 2007 Debentures of $5,446 related to the one-time conversion rate adjustments of the March 31, 2008 principal and interest payments from $0.84 to $0.70 was included in accrued interest for the October 2007 Debentures as of March 31, 2008.

On March 1, 2009 the Company increased the principal balances of the October 2007 Debentures by $70,474, the amount of the accrued interest due as of that date, as a result of the equity condition constraints for the conversion of interest payments pursuant to the January Amendment.

As of March 31, 2009 and 2008, the principal balance of the October 2007 Debentures totaled $5,356,073 and $4,419,397, respectively, of which the current portion of $3,570,720 and $1,936,884 is included in the Company’s current liabilities in the accompanying consolidated balance sheets as of March 31, 2009 and 2008, respectively.  As of March 31, 2009 and 2008, the Company had $35,707 and $5,446, respectively of accrued interest related to the October 2007 Debentures included in the accompanying consolidated balance sheets and recorded a total of $253,495 and $192,421, respectively, of interest expense related to the face rate of interest in the accompanying consolidated statements of operations for the years ended March 31, 2009 and 2008.  During the years ended March 31, 2009 and 2008, the Company converted accrued interest payments of $5,446 and $186,975, respectively on the convertible notes into 38,906 and 222,590 shares of common stock, respectively, using a conversion rate of $0.84 per share.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

Changes to the principal balances of the October 2007 Debentures during the years ended March 31, 2009 and 2008 are shown below:

		Principal
October 2007		$4,707,705
January 2008	Principal Conversion	(100,000)
March 2008	Principal Payment - Shares	(188,308)
Balance at March 31, 2008		4,419,937
August 2008	August Amendment	866,202
March 2009	Accrued Interest	70,474

Balance at March 31, 2009		$5,356,073

As of March 31, 2009 and 2008, the unamortized balance of the debt discount related to the October 2007 Debentures was $2,251,802 and $3,522,356, respectively.  During the years ended March 31, 2009 and 2008 the Company recorded additional interest expense of $1,804,716 and $1,185,348 respectively, related to the amortization of the debt discount associated with the October 2007 Debentures.

As of March 31, 2009 and 2008, the unamortized balance of the deferred financing fees related to the October 2007 Debentures was zero and $325,769, respectively.  During the years ended March 31, 2009 and 2008 the Company recorded additional interest expense of $13,572 and $83,007 respectively, related to the amortization of the deferred financing fees associated with the October 2007 Debentures.  In connection with the April Amendment described above, the unamortized balance of the deferred financing costs was written off.

Changes to the exercise prices and number of warrants related to the October 2007 Debentures as a result of the April and January Amendments were made according to the following schedule:

	5 Year Warrants	2 Year Warrants	2 Year Warrants	Combined
As Originally Issued:
No. of warrants	5,604,411	1,401,103	1,401,103	8,406,617
Exercise price	$0.92	$0.90	$1.60

As Modified April Amendment:
No. of warrants	8,593,430	2,101,655	3,736,275	14,431,360
Exercise price	$0.60	$0.60	$0.60

As Modified January Amendment:
No. of warrants	17,283,257	-	-	17,283,257
Exercise price	$0.60	-	-

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

May 2008 Debenture

On June 9, 2008, the Company completed the transactions contemplated under a certain Securities Purchase Agreement with an accredited investor providing for the issuance of the Company’s Original Issue Discount 8% Secured Convertible Debenture (the “May 2008 Debenture”) having a principal face amount of $1,250,000.  The Company realized gross proceeds of $1,062,500 after giving effect to a 15% discount.  After accounting for commissions and legal and other fees, the net proceeds to the Company totaled $870,625.

Original terms:

Under the original terms, the principal amount under the May 2008 Debenture was payable in 23 monthly payments of $54,348 beginning January 31, 2009.  Interest payments are payable in cash quarterly commencing on January 1, 2009. The principal and interest payments have been affected by the debt restructures as a result of the January Amendment discussed in further detail below.  The Company may elect to make principal and interest payments in shares of common stock provided, generally, that the Company is not in default under the May 2008 Debenture, it has met certain equity conditions prior to the due dates and there is then in effect a registration statement with respect to the shares issuable upon conversion of the May 2008 Debenture.  If the Company elects to make principal or interest payments in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date an interest payment is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the interest payment date.

At any time, the holder may convert the May 2008 Debenture into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”). During fiscal 2009, the conversion price was subsequently reset to $0.51 as a result of the January Amendment discussed in further detail below.

Following the effective date of the registration statement described below, the Company may force conversion of the May 2008 Debenture if the market price of the common stock is at least $2.52 for 30 consecutive days. The Company may also prepay the May 2008 Debenture in cash at 120% of the then outstanding principal balance.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

The May 2008 Debenture ranks senior to all current and future indebtedness of the Company, with the exception of the October 2007 Debentures that were issued by the Company which rank senior to the May 2008 Debenture.  The May 2008 Debenture is secured by substantially all of the assets of the Company.  As part of the transaction, the Company entered into a waiver and subordination agreement with the holders of the October 2007 Debentures.

In connection with the financing transaction, the Company issued to the investor five-year warrants to purchase 1,488,095 shares of the Company’s common stock at $0.92 per share and five-year warrants to purchase 1,488,095 shares of common stock at $1.35 per share (collectively, the “May 2008 Warrants”).

Under EITF Issue No. 00-27, the value of the May 2008 Warrants issued to the investor was calculated relative to the total amount of the debt offering. The relative fair value of the May 2008 Warrants issued to the investors was determined to be $815,471, or 65.2% of the total offering. The relative fair value of the May 2008 Warrants, along with the effective beneficial conversion feature of the debt ($434,529) and the face value discount given to the investors ($187,500), totaled in excess of the face amount of the May 2008 Debenture. As such, the Company recorded a debt discount equal to the face value of the May 2008 Debenture of $1,250,000. The debt discount is being amortized by the Company to interest expense through the maturity date of the May 2008 Debenture. The debt discount has been affected by the debt restructures as a result of the January Amendment discussed in further detail below.

The Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the May 2008 Debenture and exercise of the May 2008 Warrants within 45 days after the closing date of the transaction. Pursuant to the registration rights agreement, on July 14, 2008 the Company filed a Registration Statement on Form S-1, which became effective with the Securities and Exchange Commission on August 28, 2008. As a result of a timely filing, The Company was not subject to any liquidated damages as described in the registration rights agreement.

Financing fees of $191,875 including placement agent fees of $116,875 and legal and other fees of $75,000 were paid in cash from the gross proceeds of the May 2008 Debenture.  National Securities Corporation (“National Securities”) acted as sole placement agent in connection with the financing transaction. Also, in connection with the financing transaction, the Company issued National Securities five-year warrants to purchase 148,810 shares of the Company’s common stock exercisable at $0.84 per share. The value of the warrants issued to National Securities as calculated using the Black-Scholes option pricing model was $117,530.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

The total financing fees of $309,405 related to the financing transaction have been allocated to the equity and debt components of the financing. The Company has recorded 65.2% of the financing fees ($201,732) as costs related to the issuance of the equity instruments, and as such has netted those amounts against additional paid-in capital as of the date of the financing. The remaining 34.8% ($107,673) were recorded as deferred financing fees. The deferred financing fees have been amortized by the Company through the maturity date of the May 2008 Debenture on a straight-line basis which approximates the effective interest method. The deferred financing fees have been affected by the debt restructures as a result of the January Amendment discussed in further detail below.

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and based on the investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

January 2009 Amendment:

Effective January 27, 2009 the October 2007 and May 2008 Convertible Debenture Agreements were amended to reflect changes to the monthly redemptions of principal, the quarterly payments of interest and changes to the October 2007 and May 2008 Warrants related to the original October 2007 and May 2008 Debentures.  Under the terms of the January 27, 2009 Amendment (the “January Amendment”), the “Conversion Price” of the debentures was reset from $0.84 to $0.51, monthly principal redemptions were deferred until August 1, 2009 and the remaining principal due on each of the debentures will be paid thereafter on the first date of each month in twelve equal installments through July 1, 2010, the amended maturity date.  During the deferral period interest payments due from January 1, 2009 through July 1, 2009 may be paid monthly by the Company in common stock shares at a conversion rate of $0.40 given that it has met certain equity conditions prior to the due date of the interest payments.  If the equity conditions are not met, the Company may add the monthly interest payment to the principal balance of the debenture.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

Further, the January Amendment reset the “Exercise Price” of the October 2007 and May 2008 Warrants issued in connection with the October 2007 and May 2008 Debentures Agreements and related agreements from the then current exercise prices of $0.60, $0.92 and $1.35 to $0.60 and extended the expiration dates of the October 2007 warrants to January 1, 2014. The number of shares to be purchased under the October 2007 and May 2008 warrants were proportionately increased under the terms of the amendments so that the original dollar amounts to be raised by registrant though the exercise of each of the warrants and the proportional number of warrants issued to each Debenture Holder remained the same.   As a result, the number of Common stock shares to be purchased under the May 2008 Warrants increased by 2,653,770 to 5,629,960.

Under the terms of the January Amendment, in February 2009, the Company issued a total of 79,200 restricted common shares valued at $32,472 to the May 2008 Debenture Holder.

The January Amendment to the May 2008 Debenture has been accounted for by the Company as an extinguishment of debt in accordance with EITF Issue No. 96-19 and EITF Issue No. 06-6.  The Company determined that the net present value of the cash flows under the terms of the January Amendment was more than 10 percent different from the present value of the remaining cash flows under the terms of the original May 2008 Debenture agreement.  Due to the substantial difference, the Company determined an extinguishment of debt had occurred with the January Amendment.  Accordingly, the Company recorded the amended May 2008 Debenture at its fair value of $526,950 as of January 27, 2009, the date of extinguishment.  The increase in the fair value of the amended May 2008 Debentures from the carrying value of the original May 2008 Debentures at the date of debt extinguishment amounted to $193,614 and was recorded as a loss on debt extinguishment for the year ended March 31, 2009. A new debt discount of $723,050 was recorded in connection with the debt extinguishment from January Amendment to the May 2008 Debenture.  The debt discount is being amortized through the July 1, 2010 amended maturity date of the May 2008 Debenture.

The increase in value of the May 2008 Warrants arising from the change in conversion price and the additional number of warrants issued of $1,092,028 has been accounted for as a payment to the debt holders in connection with the debt extinguishment and included in the loss on debt extinguishment for the year ended March 31, 2009.  In addition the fair value of the 79,200 shares issued to the May 2008 Debenture holder totaled $32,472 and has been accounted for as a payment to the debt holders in connection with the debt extinguishment and included in the loss on debt extinguishment for the year ended March 31, 2009.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

As a result of the January Amendment, unamortized deferred financing costs of $78,961 arising from the original issuance of the May 2008 Debentures were written off and were included in the loss on debt extinguishment for the year ended March 31, 2009.  There were no debt issuance costs incurred in connection with the January Amendment.

The total loss on extinguishment of debt recorded by the Company as a result of changes to the May 2008 Debenture from the January Amendment discussed above totaled $1,397,075 which is included in the loss on extinguishment of debt in the accompanying consolidated statement of operations for the year ended March 31, 2009.

Principal and interest:

On March 1, 2009 the Company increased the principal balances of the May 2008 Debenture by $75,556, the amount of the accrued interest due as of that date, as a result of the equity condition constraints for the conversion of interest payments pursuant to the January Amendment.

As of March 31, 2009, the principal balance of the May 2008 Debenture totaled $1,325,556, of which the current portion of $883,704 is included in the Company’s current liabilities in the accompanying consolidated balance sheet at March 31, 2009.

Changes to the principal balance of the May 2008 Debenture during the year ended March 31, 2009 are shown below:

		Principal
May 2008		$1,250,000
March 2009	Accrued Interest	75,556

Balance at March 31, 2009		$1,325,556

For the year ended March 31, 2009, the Company recorded interest expense of $84,393 related to the face rate of interest, of which $8,837 is included in accrued interest  in the accompanying consolidated balance sheet at March 31, 2009.

During the year ended March 31, 2009, the Company recorded additional interest expense of $418,400 related to the amortization of the debt discount. As of March 31, 2009, the unamortized balance of the debt discount was $637,986.

During the year ended March 31, 2009, the Company recorded additional interest expense of $28,712 related to the amortization of the deferred financing fees on the May 2008 Debenture. In connection with the January Amendment described above, the unamortized balance of the deferred financing costs was written off. As of March 31, 2009, the unamortized balance of the deferred financing fees was zero.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 - CONVERTIBLE NOTES PAYABLE, continued

Changes to the exercise prices and number of warrants related to the May 2008 Debenture as a result of the January Amendment were made according to the following schedule:

	5 Year Warrants	5 Year Warrants	Combined
As Originally Issued:
No. of warrants	1,488,095	1,488,095	2,976,190
Exercise price	$0.92	$1.35

As Modified January Amendment:
No. of warrants	5,629,960		5,629,960
Exercise price	$0.60

Private Placement Debentures

In March 2009 the Company entered into an Agency Agreement with a broker to raise capital in a private placement offering of one-year convertible debentures under Regulation D (the “Private Placement Debentures”).   From March through June 2009, the Company intends to raise up to a maximum of $1,500,000 under this private placement offering of convertible debenture debt.  On March 31, 2009, the Company had received initial gross proceeds of $60,000 under this private placement offering of convertible debentures.  Related to the issuance of the convertible debentures, the Company accrued for commissions to the broker totaling $3,600 which have been capitalized as deferred financing costs. The deferred financing costs will be amortized to interest expense by the Company through the maturity dates of the debentures on a straight-line basis which approximates the effective interest method.

The Company may elect to make principal redemptions on the maturity dates of the debentures in shares of common stock at a fixed conversion price of $0.51. At any time, holders may convert the debentures into shares of common stock at the fixed conversion price of $0.51. The conversion price is subject to adjustment in the event the Company issues the next equity financing of at least $2,500,000 at a price below $0.51.

Per the terms of the convertible debenture agreements, the notes have a term of one year from issuance and are redeemable by the Company with two days notice.  The notes bear interest at 8% per annum and are convertible into shares of the Company’s common stock at a conversion rate of $0.51.  As of March 31, 2009 the balance of these convertible notes was $60,000 and accrued interest was zero.

In connection with the financing transaction, the Company issued to the investors five-year warrants (the “Private Placement Warrants”) to purchase 23,529 shares of the Company’s common stock at $0.51 per share. The exercise price of the warrants is subject to adjustment in the event the Company issues the next equity financing of at least $2,500,000 at a price below $0.51.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 10 – CONVERTIBLE NOTES PAYABLE, continued

Under EITF Issue No. 00-27, the value of the Private Placement Warrants issued to the investor was calculated relative to the total amount of the debt offering. The relative fair value of the Private Placement Warrants issued to the investors was determined to be $9,146, or 15.2% of the total offering. The relative fair value of the Private Placement Warrants, along with the effective beneficial conversion feature of the debt of $4,440 were recorded as a total debt discount of $13,586 as of March 31, 2009 which is reported in the accompanying consolidated balance sheet. The Company will amortize the debt discount using the effective interest method through the maturity dates of the notes.

As of June 22, 2009 the Company had received additional gross proceeds of $906,500 under this private placement of convertible debentures. (See Note 14)

Future Maturities

Future maturities of all notes payable at March 31, 2009 are as follows:

Years Ending March 31,	Oct. 2007 May 2008 Convertible Debentures	Note Payable Officer	Related Party Notes	Private Placement Conv. Debt.	Total
2010	$4,454,424	$90,000	$150,000	$60,000	$4,754,424
2011	2,227,205	53,950	120,000	-	2,401,155
2012	-	-	104,000	-	104,000
2013	-	-	96,000	-	96,000
2014	-	-	96,000	-	96,000
Thereafter	-	-	563,500	-	563,500
	$6,681,629	$143,950	$1,129,500	$60,000	$8,015,079

NOTE 11– COMMON STOCK

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

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 11– COMMON STOCK, continued

During fiscal 2008, the Company issued 156,250 shares of common stock resulting from exercises of stock options and warrants at an average price of $0.69 per share for proceeds of $107,500 and issued 386,726 shares of common stock from the cashless exercises of a total of 465,469 warrants.

In October 2007, the Company engaged the firm of Carpe DM, Inc. to perform the services as the Company’s investor relations and public relations representative for a monthly fee of $7,500 per month.  Pursuant to the terms of this 36 month consulting agreement, the Company issued 150,000 S-8 registered shares at $0.80 per share and a total value of $120,000, and 250,000 fully vested and non-forfeitable warrants at an exercise price of $1.50 per share for a period of two and one-half years, valued at $229,834 as calculated using the Black-Scholes option pricing model.  On November 13, 2007, the Company filed the Form S-8 as required by this agreement with the Securities and Exchange Commission. The Company recorded the combined value of $349,834 of the shares and warrants issued as prepaid expense which is being amortized over the life of the services agreement.  As of March 31, 2009 and 2008, the unamortized balance of the value of the shares and warrants issued to Carpe DM, Inc. was $174,928 and $291,532, respectively, and $116,604 and $58,302, respectively has been amortized and included in selling, general and administrative expenses as outside services expense for the years ended March 31, 2009 and 2008.

On October 16, 2007, the shareholders approved an increase in the total number of voting common shares authorized to be issued to 125,000,000 shares.

On January 31, 2008, $100,000 of the October 2007 Debentures was converted by an investor.  Using the conversion rate of $0.84 per share per the terms of the Debenture, 119,047 shares of registered common stock were issued to the investor.

On March 31, 2008, the Company converted principal redemptions totaling $188,308 into 224,176 shares of registered common stock and interest payments of $92,821 into 110,501 shares of common stock using the conversion rate of $0.84.

In April 2008, the Company rescinded and cancelled 140,143 shares of registered common stock for principal redemptions of the October 2007 Debentures totaling $117,720 and submitted the cash payments in the same amounts to those holders.  Pursuant to a one-time waiver of certain equity conditions, the remaining $70,588 of the March 31 principal redemption was adjusted to reflect a one-time conversion rate of $0.70 and, in April 2008 the Company issued the holder 16,807 additional registered shares in consideration.   In addition, the March 31, 2008 interest payments were adjusted to reflect a one-time conversion price of $0.70 and in April 2008 the Company issued the October 2007 Debenture holders 22,099 additional common stock shares.  The additional interest expense for the October 2007 Debentures of $5,446 related to the one-time conversion rate adjustments of the March 31, 2008 principal and interest payments from $0.84 to $0.70 was included in accrued interest for the October 2007 Debentures as of March 31, 2008 (see Note 10).

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 11– COMMON STOCK, continued

During fiscal 2009, the Company issued 244,722 shares of restricted common stock in lieu of fees paid to various consultants for services performed.  These shares were issued at an average price of $0.69 (based on the underlying stock prices on the dates of issuances) for a total cost of $168,769 which has been included in selling, general and administrative expenses for the year ended March 31, 2009.

During fiscal 2009, the Company issued 82,693 shares of common stock resulting from exercises of stock options and warrants at an average price of $0.04 per share for proceeds of $3,307 and issued 150,022 shares of common stock from the cashless exercises of a total of 157,000 stock options.

Under the terms of the January Amendment, in February 2009, the Company issued a total of 400,000 restricted common stock shares to the October 2007 and May 2008 Debenture Holders.  The total fair value of the shares issues totaled $164,000 and has been included in the loss on extinguishment of debt for the year ended March 31, 2009.

In March 2009, the Company issued 157,516 S-8 registered shares of common stock in lieu of fees paid for services performed by consultants.  On March 28, 2009, the Company filed the Form S-8 with the Securities and Exchange Commission. These shares were issued at a value of $0.51 per share for a total cost of $80,333 which has been included in selling, general and administrative expenses for the year ended March 31, 2009 (see Note 10).

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

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

No incentive stock options or non-qualified stock options were granted during the years ended March 31, 2009 and 2008.  All options granted have an exercise price equal to the fair market value at the date of grant, vest upon grant or agreed upon vesting schedules and expire five years from the date of grant.  Total compensation expense recognized in the years ended March 31, 2009 and 2008 for options issued to consultants in prior years was zero. During the years ended March 31, 2009 and 2008, 239,693 and 50,000, respectively, options were exercised.  As of March 31, 2009 and 2008, there were 2,198,920 and 2,438,613 options outstanding, respectively, at an average exercise price of $0.49 and $0.45 per share, respectively, under the 2002 Plan.  There were no stock options granted subsequent to March 31, 2009. The Company had 2,511,387 options available for grant under the 2002 Plan at March 31, 2009.

From time to time, the Company issues warrants pursuant to various consulting agreements and other compensatory arrangements.

During the year ended March 31, 2008, the Company issued a total of 6,261,375 warrants to purchase shares of the Company’s common stock at an average price of $0.42 per share to 79 individual investors in connection with funds raised in private placement offerings.  The warrants were issued with exercise periods of 18 months originating from the related investment dates.  The expiration dates ranged from December 2008 to October 2009.

In July 2007, the Company issued warrants to purchase a total of 699,438 shares of the Company’s common stock at an average exercise price of $0.29 per share to a broker in connection with funds raised in previous private placement offerings.   These warrants have 5 year terms beginning from the dates of the placement offerings and the expiration dates range from March 2011 to March 2012.

On July 2, 2007, in connection with the facility lease agreement, the Company issued 10,000 warrants to the lessor, at an exercise price of $1.55 per share for a period of two years, valued at $15,486 as calculated using the Black-Scholes option pricing model.  The Company is amortizing the value of the warrants over the life of the lease and the remaining unamortized value of the warrants has been recorded in other long term assets. As of March 31, 2009 and 2008, the unamortized balance of the value of the warrants issued to the lessor was $2,970 and $10,074, respectively and $7,104 and $5,412, respectively, has been included in selling, general and administrative expenses as additional rent expense for the years ended March 31, 2009 and 2008.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

On July 30, 2007, in connection with the purchase of manufacturing equipment, the Company issued 79,208 warrants to the seller at an exercise price of $1.01 per share, with a five year term.  The Company has determined the fair value of the issued warrants, based on the Black-Scholes pricing model, to be $79,926 as of the date of grant of which $10,000 has been recorded as fixed assets in the accompanying consolidated balance sheets as of March 31, 2009 and 2008 (which approximates the fair market value of the equipment acquired) and $69,926 has been recorded as consulting expense and is included in selling, general and administrative expenses for services performed by the seller for the year ended March 31, 2008.

On August 21, 2007, in connection with the extension of payment terms of outstanding amounts owed, the Company issued 20,000 warrants to First Capital Investors, LLC, at an exercise price of $0.75 per share with a term of two years.  The Company has determined the fair value of the issued warrants, based on the Black-Scholes pricing model, to be $14,984 as of the date of grant which has been recorded as consulting and compensation expense and is included in selling, general and administrative expenses for the year ended March 31, 2008.

On October 1, 2007, in connection with the convertible debenture financing transaction, the Company issued to the investors five-year warrants to purchase 5,604,411 shares of common stock at $0.92 per share and two-year warrants to purchase 1,401,103 shares of common stock at $0.90 per share and 1,401,103 shares of common stock at $1.60 per share.  These warrants were subsequently increased to a total of 17,283,257, the exercise prices reset to $0.60 and expiration dates extended to January 1, 2014 as a result of the April 2008 and January 2009 Amendments (see Note 10).

Also in connection with the convertible debenture financing transaction, in October 2007, the Company issued Joseph Stevens and Company three year warrants to purchase 560,364 shares of the Company’s common stock at $0.84 per share (see Note 10).

In October 2007, the Company engaged the firm of Carpe DM, Inc. to perform the services as the Company’s investor relations and public relations representative for a monthly fee of $7,500 per month.  Pursuant to the terms of this 36 month consulting agreement, the Company issued 150,000 S-8 registered shares at $0.80 per share and a total value of $120,000, and 250,000 fully vested and non forfeitable warrants at an exercise price of $1.50 per share for a period of two and one-half years, valued at $229,834 as calculated using the Black-Scholes option pricing model.  The Company has recorded the combined value of $349,834 of the shares and warrants issued as prepaid expense which is being amortized over the life of the services agreement (see Note 11).

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

During fiscal 2009, the Company issued a total of 1,840,400 warrants to various board members, advisory board members, employees, and ongoing consultants to purchase shares of the Company’s common stock. The weighted average exercise price of these warrants is $0.79.  The exercise prices of these warrants are equal to the fair values of the Company’s shares as of the dates of each grant.  The Company has determined the aggregate fair value of the issued warrants, based on the Black-Scholes pricing model, to be approximately $990,480 as of the dates of each grant.  The assumptions used under the Black-Scholes pricing model included: a risk free rate ranging from 1.52% to 3.15%; volatility ranging from 201% to 266%; an expected exercise term of 5 years; and no annual dividend rate.  Of total fair market value of $751,325 for warrants issued and vested during fiscal 2009, $232,964 was recorded as a portion of the capitalized software development costs and $518,361 has been recorded as consulting and compensation expense and is included in selling, general and administrative expenses for the year ended March 31, 2009.  As of March 31, 2009 and 2008 the Company had $287,722 and $105,965, respectively, related to unvested warrants which will be recognized as selling, general and administrative expenses in future periods as the warrants become vested.  In addition, during fiscal 2009 the Company recognized $57,398 of compensation expense related to the vesting of warrants issued in prior years which is included in general and administrative expenses for the year ended March 31, 2009.

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

On May 27, 2008, in connection with the convertible debenture financing transaction, the Company issued to the investors five-year warrants to purchase 1,488,095 shares of common stock at $0.92 per share and 1,488,095 shares of common stock at $1.35 per share.  These warrants were subsequently increased to a total of 5,629,960, the exercise prices reset to $0.60 and expiration dates extended to January 1, 2014 as a result of the April 2008 and January 2009 Amendments (see Note 10).

Certain warrants issued in conjunction with compensation and fundraising activities contain a cashless exercise provision.  Under the provision, the holder of the warrant surrenders those warrants whose fair market value is sufficient to affect the exercise of the entire warrant quantity. The warrant holder then is issued shares based on the remaining net warrant and no proceeds are obtained by the Company.  The surrendered warrants are cancelled by the Company in connection with this transaction.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 12 –STOCK OPTIONS AND WARRANTS, continued

The following represents a summary of all stock option and warrant activity for the years ended March 31, 2009 and 2008:

	2009		2008
	Options and Warrants	Weighted Average Exercise Price	Options and Warrants	Weighted Average Exercise Price

Outstanding, beginning of year	20,397,271	$0.74	4,520,021	$0.58
Issued	16,519,340	0.62	17,174,802	0.77
Exercised	(232,715)	0.04	(621,719)	0.32
Expired/forfeited	(47,603)	2.50	(675,833)	0.96

Outstanding at end of year	36,636,293	$0.59	20,397,271	$0.74

Exercisable at end of year	36,086,293	$0.59	20,297,271	$0.74

Weighted average fair value of warrants issued		$0.70		$1.12

The following table summarizes information about stock options and warrants outstanding and exercisable at March 31, 2009:

	Warrants and Options Outstanding			Warrants and Options Exercisable
Exercise Price	Number of Options and Warrants Outstanding And Exercisable	Weighted Average Remaining Contractual Life –Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$1.05 - $3.50	1,098,950	5.6	$1.42	1,048,950	$1.44
$0.80 - $1.00	3,319,132	6.2	$0.90	2,819,132	$0.91
$0.50 - $0.75	25,380,822	5.8	$0.60	25,380,822	$0.60
$0.04 - $0.30	6,837,389	1.2	$0.28	6,837,389	$0.28
	36,636,293			36,086,293

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 13 – RELATED PARTY TRANSACTIONS

In August 2006, Peter Berry, the Company’s former Chief Executive Officer, agreed to convert his deferred salaries to a long-term note payable. Under the terms of this note, the Company began to make monthly payments of $3,000 to Mr. Berry in January 2007. In January 2008, these monthly payments increased to $6,000 and will remain at that amount until the loan is fully paid in December 2010. Interest of 6% per annum on the outstanding principal balance of the note began to accrue on January 1, 2008.  As of March 31, 2009 and 2008, the total amount of deferred salaries and accrued interest under this arrangement was $157,688 and $201,115, respectively, of which $67,688 and $129,115, respectively is recorded as a long-term liability in the accompanying consolidated balance sheets.  Interest expense related to this note was $10,573 and $3,165, respectively for the years ended March 31, 2009 and 2008.  Accrued interest related to this note payable amounted to $13,738 and $3,165 at March 31, 2009 and 2008, respectively, and is included in the note payable to officer in the accompanying consolidated balance sheets. In January 2009, Mr. Berry agreed to deferred the monthly payments of the note due from January 31, 2009 through June 30, 2009. As of March 1, 2009 these unpaid payments totaled $18,000 and are included in the current liability portion of the note payable in the accompanying consolidated balance sheet. (see Note 9).  Mr. Berry resigned his position as Chief Executive Officer in February 2009, however remains a director on the Board and continues to work as a consultant for the Company.

Since June 2005, the Company has retained the legal services of Gary C. Cannon, Attorney at Law, for a monthly retainer fee.  From June 2005 to May 2009, Mr. Cannon also served as the Company’s Secretary and a member of the Company’s Board of Directors.  Mr. Cannon continues to serve as Corporate Legal Counsel for the Company and serves as a member of the Advisory Board. In December 2007, Mr. Cannon’s monthly retainer for legal services was increased from $6,500 per month to $9,000 per month.  During the years ended March 31, 2009 and 2008, the total amount expensed by the Company for retainer fees and out of pocket expenses was $108,050 and $88,248, respectively.  From October 2008 through March 31, 2009 Mr. Cannon agreed to defer a portion of his monthly payments and as of March 31, 2009 a total of $15,000 had been deferred is included in accounts payable in the accompanying consolidated balance sheet.  Additionally, during the years ended March 31, 2009 and 2008, The Company expensed board fees for Mr. Cannon totaling $24,000 and $12,650, respectively and at March 31, 2009 $15,000 of deferred board fees was included in accrued expenses.  During fiscal year 2009 Mr. Cannon was granted a total of 95,150 warrants with an average exercise price of $0.67 per share, and 72,800 warrants with an average exercise price of $0.93 during fiscal 2008. All warrants granted to Mr. Cannon were issued with an exercise price of greater than or equal to the fair value of the Company’s shares on the grant date.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 13 – RELATED PARTY TRANSACTIONS, continued

As of March 31, 2009 and 2008, the Company had aggregate principal balances of $1,129,500 and $1,249,500, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the board of directors, representing working capital advances made to the Company from February 2001 through March 2005.  These notes bear interest at the rate of 6% per annum and provide for aggregate monthly principal payments which commenced April 1, 2006 of $2,500, and which increased by an aggregate of $2,500 every six months to the current maximum aggregate payment of $10,000 per month. Any remaining unpaid principal and accrued interest is due at maturity on various dates through March 1, 2015.

Related-party interest expense under these notes was $71,646 and $78,243 for the years ended March 31, 2009 and 2008, respectively.  Accrued interest, which is included in related party notes payable in the accompanying consolidated balance sheets, related to these notes amounted to $554,260 and $482,584 as of March 31, 2009 and 2008, respectively.  As of March 31, 2009, the Company had not made the required payments under the related party notes which were due on January 1, February 1, and March 1, 2009.  However, pursuant to the note agreements, the Company has a 120-day grace period to pay missed payments before the notes are in default.  On April 29, 2009, May 30, 2009, and June 26, 2009, the Company paid the January 1, February 1 and March 1 payments respectively, due on these related party notes.  Management expects to continue to pay all payments due prior to the expiration of the 120-day grace periods.

NOTE 14 – SUBSEQUENT EVENTS

In March 2009 the Company entered into an Agency Agreement with a broker to raise capital in a private placement offering of one-year convertible debentures under Regulation D (the “Private Placement Debentures”).   From March through June 2009, the Company intends to raise up to a maximum of $1,500,000 under this private placement offering of convertible debenture debt.  On March 31, 2009, the Company had received initial gross proceeds of $60,000 under this private placement offering of convertible debentures. Through June 22, 2009 the Company had raised an additional $904,500 under the Private Placement Debentures.  Related to the issuance of the convertible debentures, the Company paid additional commissions to the broker totaling $54,270 which will be capitalized as deferred financing costs. The deferred financing costs will be amortized to interest expense by the Company through the maturity dates of the debentures on a straight-line basis which approximates the effective interest method.

The Company may elect to make principal redemptions on the maturity dates of the debentures in shares of common stock at a fixed conversion price of $0.51. At any time, holders may convert the debentures into shares of common stock at the fixed conversion price of $0.51. The conversion price is subject to adjustment in the event the Company issues the next equity financing of at least $2,500,000 at a price below $0.51.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 14 – SUBSEQUENT EVENTS, continued

Per the terms of the convertible debenture agreements, the notes have a term of one year from issuance and are redeemable by the Company with two days notice.  The notes bear interest at 8% per annum and are convertible into shares of the Company’s common stock at a conversion rate of $0.51.  As of June 22, 2009 the total gross proceeds raised in connection with these Private Placement Debentures was $964,500.

In connection with the financing transaction, since March 31, 2009, the Company has issued to the investors additional five-year warrants (the “Private Placement Warrants”) to purchase 354,714 shares of the Company’s common stock at $0.51 per share. The exercise price of the warrants is subject to adjustment in the event the Company issues the next equity financing of at least $2,500,000 at a price below $0.51.  As of June 22, 2009 the Company had issued a total of 378,243 Private Placement Warrants in connection with these Private Placement Debentures.

The Company will calculate the value of the Private Placement Warrants relative to the total amount of the debt offering which will be recorded as a debt discount and amortized as interest expense using the effective interest method through the maturity dates of the notes.

In April 2009, the Company issued 64,000 shares of unrestricted common stock in lieu of fees paid to a consultant pursuant to the Company’s Form S-8 filed on April 13, 2009.  These shares were issued at a value of $0.51 per share for a total cost of $32,640 which will be reported in selling, general and administrative expenses for the Company in the quarter ending June 30, 2009.

In June 2009, the Company issued 145,425 shares of unrestricted common stock in lieu of fees paid to various consultants pursuant to the Company’s Form S-8 filed on June 11, 2009.  These shares were issued at a value of $0.51 per share for a total cost of $74,167 which will be reported in selling, general and administrative and research and development expenses for the Company in the quarter ending June 30, 2009.

On April 1, 2009, the Company issued 111,360 common stock shares to the October 2007 and May 2008 Debenture holders for total payments of $44,544 interest accrued as of March 31, 2009 using the conversion rate of $0.40.  Through June 22, 2009 an additional 222,720 common stock shares have been issued using the conversion rate of $0.40 for the payment of $89,088 of accrued interest on the October 2007 and May 2008 Convertible Debentures.

In May 2009 the October 2007 Convertible Debenture holders redeemed principal balances totaling $713,000 in exchange for 1,398,039 common stock shares using the conversion rate of $0.51.

In May 2009, the Company issued 110,345 shares of common stock from exercises of a total of 119,000 cashless stock options.

CRYOPORT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended March 31, 2009 and 2008

NOTE 14 – SUBSEQUENT EVENTS, continued

In April 2009, the Company issued a total of 200,000 warrants in lieu of payment to consultants to purchase shares of the Company’s common stock at an average exercise price of $0.51 per share.  The exercise prices of these warrants are greater than or equal to the fair values of the Company’s shares as of the dates of each grant.  The fair market value of the warrants based on the Black-Scholes pricing model will be recorded as consulting and compensation expense and included in selling, general and administrative expenses in the quarter ending June 30, 2009.

During the period April through June 2009, the Company issued a total of 209,800 warrants to various board members, advisory board members, employees, and ongoing consultants as part of a previously approved and ongoing compensation plan to purchase shares of the Company’s common stock at an average exercise price of $0.56 per share.  The exercise prices of these warrants are greater than or equal to the fair values of the Company’s shares as of the dates of each grant.  The fair market value of the warrants based on the Black-Scholes pricing model will be recorded as consulting and compensation expense and included in selling, general and administrative expenses in the quarter ending June 30, 2009.